Exhibit 10.35

THIRD AMENDED AND RESTATED

RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT

Dated as of January 23, 2009

by and among

SIT FUNDING CORPORATION,

as Borrower,

THE FINANCIAL INSTITUTIONS SIGNATORY HERETO FROM TIME TO TIME,

as Lenders,

and

BANK OF AMERICA, N.A.,

as a Lender, as Swing Line Lender and as Administrative Agent

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

EXHIBITS

Exhibit 2.01(a)(ii)	Form of Revolving Note
Exhibit 2.01(b)(ii)	Form of Swing Line Note
Exhibit 2.02(a)	Form of Facility Limit Reduction Notice
Exhibit 2.02(b)	Form of Facility Termination Notice
Exhibit 2.03(a)	Form of Borrowing Request
Exhibit 2.03(h)	Form of Repayment Notice
Exhibit 5.02(b)	Form of Borrowing Base Certificate
Exhibit 9.03	Form of Power of Attorney
Exhibit 12.02(b)	Form of Assignment Agreement
Exhibit A	Credit and Collection Policy

Schedule 4.01(b)	Jurisdiction of Organization/Organizational Number; Executive Offices; Collateral Locations; Corporate or Other Names
Schedule 4.01(i)	Tax Matters/Borrower
Schedule 4.01(q)	Deposit and Disbursement Accounts/Borrower
Schedule 5.01(b)	Trade Names/Borrower
Schedule 5.03(b)	Existing Liens
Schedule 6.01(a)	Agreed-Upon Procedures
Schedule 12.01	Notice Information

Annex 5.02(a)	Reporting Requirements of the Borrower (including Forms of Monthly Report, Weekly Report and Daily Report)
Annex W	Administrative Agent’s Account/Lenders’ Accounts
Annex X	Definitions and Interpretations
Annex Y	Schedule of Documents
Annex Z	Special Obligor Approval Notice

THIS THIRD AMENDED AND RESTATED RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”) (a) is entered into as of January 23, 2009 by and among SIT FUNDING CORPORATION, a Delaware corporation (the “Borrower”), SUMITOMO MITSUI BANKING CORPORATION, as a Committed Lender, MANHATTAN ASSET FUNDING COMPANY LLC and YC SUSI TRUST, as Discretionary Lenders, SMBC SECURITIES, INC., as Administrator for Manhattan Asset Funding Company LLC and as Managing Agent for the SMBC Lender Group, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as a Committed Lender, as swing line lender (in such capacity, the “Swing Line Lender”), as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), as Administrator for YC SUSI Trust and as Managing Agent for the Bank of America Lender Group, and the financial institutions signatory hereto from time to time as lenders (together with the Committed Lenders and the Discretionary Lenders, the “Lenders”), and (b) amends and restates that certain Second Amended and Restated Receivables Funding and Administration Agreement, dated February 12, 2007, among SIT Funding Corporation, as borrower, the financial institutions signatory thereto as lenders, and General Electric Capital Corporation, as a lender, as swing line lender and as administrative agent (as heretofore amended, restated, supplemented and modified, the “Existing Receivables Purchase Agreement”).

RECITALS

A. The Borrower is a special purpose corporation, the sole shareholder of which is Parent.

B. The Borrower has been formed for the purpose of purchasing, or otherwise acquiring by capital contribution, Receivables of the Originators party to the Sale Agreement.

C. The Borrower intends to fund its purchases of the Receivables, in part, by borrowing Advances and pledging all of its right, title and interest in and to the Receivables as security therefor, and, subject to the terms and conditions hereof, the Lenders intend to make such Advances from time to time, as described herein.

D. General Electric Capital Corporation and Bank of America, N.A. have entered into that certain Assignment and Acceptance Agreement (the “Assignment and Acceptance Agreement”), dated as of the date hereof, pursuant to which General Electric Capital Corporation has assigned to Bank of America its rights as Lender, Swing Line Lender and Administrative Agent under the Existing Receivables Purchase Agreement and other Related Documents (as defined in the Existing Receivables Purchase Agreement).

E. The Administrative Agent has been requested and is willing to act as administrative agent on behalf of each of the Lenders in connection with the making and financing of such Advances.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Annex X.

Section 1.02. Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Annex X shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

Section 1.03. Amendment and Restatement. Upon the satisfaction or waiver of the conditions precedent set forth herein, (a) the terms and provisions of the Existing Receivables Purchase Agreement shall be amended, superseded and restated in their entirety by the terms and provisions of this Agreement and, unless expressly stated to the contrary, each reference to the Existing Receivables Purchase Agreement in any of the Related Documents or any other document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Agreement, (b) this Agreement is not intended to and shall not constitute a novation of the Existing Receivables Purchase Agreement or the obligations and liabilities existing thereunder, (c) the commitment of each “Committed Purchaser” (as defined in the Existing Receivables Purchase Agreement) that is a party to the Existing Receivables Purchase Agreement shall, on the Effective Date, automatically be deemed restated or terminated and the only Commitments shall be those hereunder, (d) with respect to any date or time period occurring and ending prior to the Effective Date, the rights and obligations of the parties to the Existing Receivables Purchase Agreement shall be governed by the Existing Receivables Purchase Agreement and the other Related Documents (as defined therein), and (e) with respect to any date or time period occurring and ending on or after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement and the other Related Documents (as defined herein).

ARTICLE II.

AMOUNTS AND TERMS OF ADVANCES

Section 2.01. Advances.

(a) Revolving Credit Advances. (i) From and after the Effective Date and until the Facility Termination Date and subject to the terms and conditions hereof, each Lender (other than the Swing Line Lender and the Discretionary Lenders) severally agrees to make its Pro Rata Share of advances (each such advance hereunder, a “Revolving Credit Advance”) to the Borrower from time to time, subject to Section 2.01(c). The Outstanding Principal Amount of all Revolving Credit Advances shall not at any time exceed the

Maximum Advances Outstanding and the Outstanding Principal Amount of Revolving Credit Advances made by each Lender shall not exceed such Lender’s Pro Rata Share of the Maximum Advances Outstanding. The Outstanding Principal Amount of Revolving Credit Advances made by each Lender Group shall not exceed the aggregate Pro Rata Share (of the Committed Lenders in such Lender Group) of the Maximum Advances Outstanding. Except to the extent provided in Section 2.06(c), no Lender shall make any Revolving Credit Advances if, after giving effect thereto, a Funding Excess would exist. The Borrower may from time to time borrow, repay and reborrow Revolving Credit Advances hereunder on the terms and conditions set forth herein.

(ii) The Borrower shall execute and deliver to each Lender (other than the Swing Line Lender) that makes a request therefor, a note to evidence the Revolving Credit Advances which may be made hereunder from time to time by such Lender. Each such note shall be (x) in the principal amount of the Pro Rata Share of the Maximum Advances Outstanding of the applicable Lender (or, in the case of a Discretionary Lender, in the principal amount of the aggregate Pro Rata Share (of the Committed Lenders in such Discretionary Lender’s Lender Group) of the Maximum Advances Outstanding, (y) dated as of the date of issuance thereof, and (z) substantially in the form of Exhibit 2.01(a)(ii) (each, a “Revolving Note”). Each Revolving Note shall represent the obligation of the Borrower to pay the amount of the applicable Lender’s portion of the aggregate Outstanding Principal Amount made to the Borrower, together with interest thereon as prescribed in Section 2.06. The Outstanding Principal Amount of Revolving Credit Advances and all other accrued and unpaid Borrower Obligations shall be immediately due and payable in full in immediately available funds on the Facility Termination Date.

(b) Swing Line Advances. (i) From and after the Effective Date and until the second Business Day preceding the Facility Termination Date and subject to the terms and conditions hereof, the Swing Line Lender agrees to make advances (each such advance hereunder, a “Swing Line Advance”) to the Borrower from time to time; provided that no more than three (3) Swing Line Advances may be made in any single calendar month. The aggregate amount of the Swing Line Loan shall not at any time exceed the Swing Line Commitment. Under no circumstances shall the Borrower request the Swing Line Lender to make a Swing Line Advance if, after giving effect thereto, the aggregate amount of the Swing Line Loan would exceed the Swing Line Commitment. The Borrower shall not request the Swing Line Lender to make any Swing Line Advance, if after giving effect thereto, a Funding Excess would exist. The Borrower may from time to time borrow, repay and reborrow Swing Line Advances hereunder on the terms and conditions set forth herein. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Lenders instructing it not to make a Swing Line Advance as a result of the failure of any condition precedent set forth in Section 3.01 or 3.02, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 3.01 or 3.02, be entitled to fund such Swing Line Advance, and to have the Lenders make Revolving Credit Advances in accordance with Section 2.01(b)(iii). The Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan in full in immediately available funds on the Facility Termination Date.

(ii) The Borrower shall execute and deliver to the Swing Line Lender a note to evidence the Swing Line Loan. Such note shall be in the principal amount of the Swing Line Commitment, dated the Closing Date and substantially in the form of Exhibit 2.01(b)(ii) (the “Swing Line Note”). The Swing Line Note shall represent the obligation of the Borrower to pay the Swing Line Loan, together with interest thereon as prescribed in Section 2.06. The Swing Line Loan and all other accrued and unpaid Borrower Obligations shall be immediately due and payable in full in immediately available funds on the Facility Termination Date.

(iii) Each Committed Lender hereby agrees that if the Swing Line Lender funds any Swing Line Advance such Committed Lender shall reimburse (if the Discretionary Lender in such Committed Lender’s Lender Group does not otherwise reimburse) the Swing Line Lender such Committed Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) and any such reimbursement of the Swing Line Lender shall constitute a Revolving Credit Advance hereunder. Regardless of whether the conditions precedent set forth in Sections 3.01 and 3.02 to the making of a Revolving Credit Advance are then satisfied, each Committed Lender (or its applicable Discretionary Lender in accordance with Section 2.01(c)) shall disburse directly to the Administrative Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date on which the applicable Swing Line Loan was made (as set forth in the related Borrowing Request for such Swing Line Loan); provided that (i) no Lender shall be required to make such a Revolving Credit Advance if, after giving effect to such Revolving Credit Advance, the Outstanding Principal Amount of the Revolving Credit Advances made by such Lender’s Lender Group would exceed the aggregate Pro Rata Share (of the Committed Lenders in such Lender Group) of the Maximum Advances Outstanding, (ii) no Lender shall be required to make such a Revolving Credit Advance if, after giving effect to such Revolving Credit Advance, the Outstanding Principal Amount of the Revolving Credit Advances made by such Lender would exceed such Lender’s Pro Rata Share of the Maximum Advances Outstanding and (iii) no Lender shall be required to make such a Revolving Credit Advance after the Final Advance Date. The proceeds of such Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(iv) Each Committed Lender’s obligation to make Revolving Credit Advances in accordance with Section 2.01(b)(iii) shall, except to the extent described in the proviso set forth in the second to last sentence of Section 2.01(b)(iii), be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Termination Event or Incipient Termination Event; (C) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Committed Lender does not make available to the Administrative Agent or the Swing Line Lender, as applicable, the amount required pursuant to

Section 2.01(b)(iii), the Swing Line Lender shall be entitled to recover such amount on demand from such Committed Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Base Rate thereafter.

(c) Discretionary Lenders. Notwithstanding anything in this Agreement or any Related Document to the contrary, no Discretionary Lender shall have any commitment hereunder and may fund Advances and refinance Swing Line Loans pursuant to Section 2.01(b)(iii) of this Agreement hereunder solely in its own discretion. If a Discretionary Lender does not elect to fund an Advance, the related Committed Lenders in such Discretionary Lender’s Lender Group shall fund in its stead subject to the conditions set forth herein. While it is the intent of each Discretionary Lender to fund each requested Advance through the issuance of Commercial Paper, the parties acknowledge that if any such Discretionary Lender is unable, or determines that it is undesirable, to issue Commercial Paper to fund all or any portion of the Advances, or is unable to repay such Commercial Paper upon the maturity thereof such Discretionary Lender may put all or any portion of its Advances to its Program Support Providers at any time pursuant to the Program Support Agreement or to its Committed Lenders pursuant to Article XIII.

Section 2.02. Optional Changes in Facility Limit.

(a) Partial Reduction of Facility Limit. So long as no Incipient Termination Event or Termination Event shall have occurred and be continuing, the Borrower may, not more than twice during each calendar year, permanently reduce in part the Facility Limit; provided that (i) the Borrower shall give ten Business Days’ prior written notice of any such reduction to the Administrative Agent and each Managing Agent substantially in the form of Exhibit 2.02(a) (each such notice, a “Facility Limit Reduction Notice”), (ii) any such partial reduction of the Facility Limit shall be in a minimum amount of $5,000,000 or an integral multiple thereof, and (iii) no such partial reduction shall reduce the Facility Limit below the greater of (x) the Outstanding Principal Amount at such time and (y) $204,000,000. Any such partial reduction in the Facility Limit shall result in (i) a concurrent reduction in the Maximum Advances Outstanding and (ii) a reduction in each Committed Lender’s Commitment in an amount equal to such Committed Lender’s Pro Rata Share of the amount by which the Aggregate Commitment is being reduced.

(b) Facility Termination. The Borrower may, at any time, on at least 30 days’ prior written notice by the Borrower to the Administrative Agent and each Managing Agent, terminate the facility provided in this Article II by irrevocably reducing the Facility Limit to zero; provided that (i) such notice of termination shall be substantially in the form of Exhibit 2.02(b) (the “Facility Termination Notice”), (ii) the Borrower shall reduce the aggregate outstanding amount of Advances to zero, and make all payments required by Section 2.03(h) at the time and in the manner specified therein and (iii) the Borrower shall pay any amounts owed under Section 2.02(d) in connection therewith. Upon such termination, the Borrower’s right to request that (1) any Lender make Revolving Credit Advances or (2) the Swing Line Lender make Swing Line Advances hereunder shall in each case simultaneously terminate and the Facility Termination Date shall automatically occur.

(c) Notices. Each Facility Termination Notice and Facility Limit Reduction Notice shall be irrevocable and shall be effective (i) on the day of receipt if received by the Administrative Agent and the Managing Agents not later than 4:00 p.m. (New York time) on any Business Day and (ii) on the immediately succeeding Business Day if received by the Administrative Agent and the Managing Agents after such time on such Business Day or if any such notice is received on a day other than a Business Day (regardless of the time of day such notice is received). Each Facility Termination Notice or Facility Limit Reduction Notice shall specify, respectively, the amount of, or the amount of the proposed reduction in, the Facility Limit.

Section 2.03. Procedures for Making Advances.

(a) Borrowing Requests. Except as provided in Section 2.06(c), each Borrowing shall be made upon notice by the Borrower to the Administrative Agent (with a copy to each Managing Agent) in the manner provided herein. Any such notice must be in writing and (i) in the case of a Revolving Credit Advance, received no later than 3:00 p.m. (New York time) on the Business Day preceding the Business Day of the Proposed Advance Date set forth therein and (ii) in the case of a Swing Line Advance, received no later than 12:00 noon (New York time) on the Business Day of the proposed Advance Date set forth therein. Each such notice (a “Borrowing Request”) shall (i) be substantially in the form of Exhibit 2.03(a), (ii) be irrevocable and (iii) specify the amount of the requested Borrowing (which shall be in a minimum amount of $1,000,000 or an integral multiple of $500,000 in excess of $1,000,000) and the proposed Advance Date (which shall be a Business Day), and shall include such other information as may be required by the Lenders and the Administrative Agent. Each Borrowing Request shall be irrevocable and binding on the Borrower, and the Borrower shall indemnify each Lender against any loss or expense incurred by such Lender, either directly or indirectly (including, in the case of any Conduit Lender, through a Program Support Agreement) as a result of any failure by the Borrower to complete such borrowing, including any loss (including loss of profit) or expense incurred by the Administrative Agent, any Managing Agent or any Lender, either directly or indirectly (including, in the case of any Conduit Lender, pursuant to a Program Support Agreement) by reason of the liquidation or reemployment of funds acquired by such Lender (or the applicable Program Support Provider(s)) (including funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties) in order to fund such borrowing.

(b) Advances; Payments. The Administrative Agent shall, promptly after receipt of a Borrowing Request and in any event prior to (I) 4:00 p.m. (New York time), in the case of a Revolving Credit Advance and (II) 2:00 p.m. (New York time) in the case of a Swing Line Advance, in each case on the date such Borrowing Request is deemed received, by telecopy, telephone or other similar form of communication notify each Managing Agent and the Swing Line Lender of its receipt of such Borrowing Request, and the applicable Lenders shall make the amount of such applicable Advance available to the Administrative Agent in same day funds by wire transfer to the Agent Account not later than 3:00 p.m. (New York time) on the requested Advance Date. After receipt of such wire transfers (or, in the Administrative Agent’s sole discretion in accordance with Section 2.03(c), before receipt of such wire transfers), subject to the terms hereof, the Administrative Agent shall make available to the Borrower by deposit into the Borrower Account on the Advance Date therefor, the amount of the requested Borrowing.

(c) Availability of Lenders’ Advances. The Administrative Agent may assume that each Lender (other than the Swing Line Lender) will make its Pro Rata Share of each Borrowing of Revolving Credit Advances available to the Administrative Agent on each Advance Date. If the Administrative Agent has made available to the Borrower such Lender’s Pro Rata Share of any such Borrowing but such Pro Rata Share is not, in fact, paid to the Administrative Agent by such Lender when due, the Administrative Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon the Administrative Agent’s demand, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to the Administrative Agent. Nothing in this Section 2.03(c) or elsewhere in this Agreement or the other Related Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to take any action that would prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that the Administrative Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Revolving Credit Advance is made, the Administrative Agent shall be entitled to retain for its account all interest accrued on such Revolving Credit Advance from the date of such Revolving Credit Advance to the date such Revolving Credit Advance is reimbursed by the applicable Lender.

(d) Return of Payments. (i) If the Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the Administrative Agent, then the Administrative Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

(ii) If at any time any amount received by the Administrative Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Related Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

(e) Non-Funding Lenders. The failure of any Lender (each such Lender, a “Non-Funding Lender”) to make any Revolving Credit Advance required to be made by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Revolving Credit Advance required to be made by it, but neither any Other Lender nor the Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Credit Advance to be made by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Related Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Related Document unless and until such Non-Funding Lender shall have cured in full its failures to make Revolving Credit Advances hereunder.

(f) [Reserved].

(g) [Reserved].

(h) Principal Repayments. (i) The Borrower may repay outstanding Advances hereunder in part on any Settlement Date or in full at any time; provided that (i) the Borrower shall give not less than one Business Day’s prior written notice of any such repayment to the Administrative Agent (with a copy to each Managing Agent) substantially in the form of Exhibit 2.03(h) (each such notice, a “Repayment Notice”), (ii) each such notice shall be irrevocable, (iii) each such notice shall specify the amount of the requested repayment and the proposed date of such repayment (which shall be a Business Day), (iv) any such repayment shall be applied first to the Swing Line Loan until the Outstanding Principal Amount thereof has been reduced to zero, and second to the outstanding Revolving Credit Advances, (v) each such repayment shall be deposited in the Agent Account and (vi) any such repayment must be accompanied by payment of (A) all interest accrued and unpaid on the portion of the outstanding principal balance of the Advances to be repaid through but excluding the date of such repayment and (B) the amounts required to be paid in accordance with Section 2.10, if any. Any such notice of repayment must be received by the Administrative Agent no later than 3:00 p.m. (New York time) on the Business Day immediately preceding the date of the proposed repayment; provided further that the foregoing requirements shall not apply to repayment of the outstanding principal amount of Advances as a result of the application of Collections pursuant to Section 2.08.

Section 2.04. Pledge and Release of Transferred Receivables.

(a) Pledge. The Borrower shall indicate in its Records that the Transferred Receivables have been pledged hereunder and that the Administrative Agent has a lien on and security interest in all such Transferred Receivables for the benefit of the Secured Parties. The Borrower shall, and shall cause the Servicer to, hold all Contracts and other documents relating to such Transferred Receivables in trust for the benefit of the Administrative Agent on behalf of the Secured Parties in accordance with their interests hereunder. The Borrower hereby acknowledges that its retention and possession of such Contracts and documents shall at all times be at the sole discretion of the Administrative Agent and in a custodial capacity for the Administrative Agent’s (on behalf of the Secured Parties) benefit only.

(b) Repurchases of Transferred Receivables. If an Originator is required (or permitted) to repurchase Transferred Receivables from the Borrower pursuant to Section 4.04 of the Sale Agreement, upon payment by such Originator to the Concentration Account of the applicable repurchase price thereof (which repurchase price shall not be less than an amount equal to the Outstanding Balance of such Transferred Receivable, the Administrative Agent on behalf of the Secured Parties shall release their liens on and security interests in the Transferred Receivables being so repurchased.

Section 2.05. Facility Termination Date. Notwithstanding anything to the contrary set forth herein, no Lender shall have any obligation to make any Advances from and after the Facility Termination Date.

Section 2.06. Interest, Charges.

(a) From time to time, for purposes of determining the Interest Periods applicable to the different portions of the Outstanding Principal Amount funded by its Lender Group and of calculating Yield with respect thereto, each Managing Agent shall allocate the Outstanding Principal Amount allocable to its Lender Group to one or more tranches (each a “Portion of Advances”). At any time, each Portion of Advances shall have only one Interest Period and one Rate Type.

(b) All outstanding Borrower Obligations shall bear interest at the Default Rate from the date of any Termination Event until such Termination Event is waived.

(c) The Administrative Agent is authorized to, and at its sole election may, charge to the Borrower as Revolving Credit Advances and cause to be paid all Fees, Rating Agency fees, expenses, charges, costs, interest and principal, other than principal of the Advances, owing by the Borrower under this Agreement or any of the other Related Documents if and to the extent the Borrower fails to pay any such amounts as and when due, and any charges so made shall constitute part of the Outstanding Principal Amount hereunder even if such charges would cause the aggregate balance of the Outstanding Principal Amount to exceed the Borrowing Base.

Section 2.07. Fees.

(a) On the Effective Date, the Borrower shall pay to the Agent Account, for the account of the Administrative Agent and the Lenders, as applicable, the fees set forth in the Fee Letter that are payable on the Effective Date.

(b) From and after the Closing Date, as additional compensation for the Lenders, the Borrower agrees to pay to Administrative Agent, for the ratable benefit of such Lenders, monthly in arrears, on each Settlement Date, the Facility Fee by depositing such Facility Fee in the Agent Account. All computations of per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(c) On each Settlement Date, the Borrower shall pay to the Servicer or to the Successor Servicer, as applicable, the Servicing Fee or the Successor Servicing Fees and Expenses, respectively, in each case to the extent of available funds therefor pursuant to Section 2.08.

Section 2.08. Application of Collections; Time and Method of Payments.

(a) Each Advance shall mature, and be payable, on the earlier of (i) the date funds are allocated to such Advance pursuant to clause (iv) or (v) of subsection (c) below (and in such case only to the extent of the funds so allocated), and (ii) the Facility Termination Date (in which case such Advance shall be payable in full).

(b) On each Business Day, the Borrower (or the Servicer on its behalf) shall allocate amounts on deposit in the Concentration Account on such day and not previously allocated under this subsection (b) as follows, in the following order of priority:

(i) first, to be retained in the Concentration Account and paid in accordance with clause (i) of the following subsection (c), an amount equal to the aggregate Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof;

(ii) second, to be retained in the Concentration Account and paid in accordance with clause (ii) of the following subsection (c), an amount equal to the aggregate Yield (which, in the case of Yield computed by reference to the CP Rate, shall be determined for such purpose using the CP Rate most recently determined by the applicable Administrator) with respect to all outstanding Advances then accrued and unpaid; provided that, at its option, the Borrower (or the Servicer on its behalf) may elect to retain the aggregate Yield anticipated to accrue through the following Settlement Date (and not previously set aside) and, once so set aside, no additional funds need be set aside pursuant to this clause (ii) unless in the interim any applicable Administrator provides an updated higher CP Rate;

(iii) third, if the Servicer has been replaced as a result of the occurrence of an Event of Servicer Termination and such Servicer is not an Affiliate of the Parent, to be deposited into the Concentration Account and paid in accordance with clause (iii) of the following subsection (c), an amount equal to the aggregate accrued and unpaid Servicing Fees through such date payable to such replacement Servicer;

(iv) fourth, to be retained in the Concentration Account and paid, pro rata, to the Persons entitled thereto, an amount equal to all outstanding Advances which are then due and payable;

(v) fifth, if any of the conditions precedent set forth in Section 3.02 shall not be satisfied, all such remaining amounts not to exceed the Outstanding Principal Amount to be retained in the Concentration Account until paid in accordance with the following subsection (c) or all such conditions are satisfied;

(vi) sixth, to be retained in the Concentration Account and paid in accordance with the applicable provisions of the following subsection (c), an amount equal to the aggregate amount of all other accrued and unpaid Borrower Obligations which are then required to be paid according to such subsection, including the expenses of the Lenders reimbursable under Section 12.04; and

(vii) seventh, unless a Termination Event or Incipient Termination Event has occurred and is continuing or would result therefrom, any remaining amounts to be paid to the Borrower Account; provided that if a Termination Event or Incipient Termination Event has occurred and is continuing, such amounts shall remain in the Concentration Account.

(c) On each Settlement Date the Borrower (or the Servicer on its behalf) shall withdraw amounts on deposit in the Concentration Account and pay such amounts as follows in the following order of priority:

(i) first, to the Agent Account, to the extent then due and payable, pro rata, to the payment of all Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof;

(ii) second, to the Agent Account, to the payment of accrued and unpaid Yield which is then due and payable in respect of the applicable Advances, pro rata based upon amounts due;

(iii) third, if the Servicer has been replaced as a result of the occurrence of an Event of Servicer Termination and such Servicer is not an Affiliate of the Parent, to the payment of the aggregate accrued and unpaid Servicing Fees through such date payable to such replacement Servicer;

(iv) fourth, to the Agent Account, to the payment of any outstanding Advances then due and payable, pro rata; provided that principal on Advances shall be applied in the following order, to the payment of the Outstanding Principal Amount of Advances, first, in respect of Swing Line Advances, and second, in respect of Revolving Credit Advances, pro rata;

(v) fifth, if any of the conditions precedent set forth in Section 3.02 shall not be satisfied, to the Agent Account, to the payment of the Outstanding Principal Amount of all other Advances, first, in respect of Swing Line Advances, and second, in respect of Revolving Credit Advances, together with amounts payable with respect thereto under Section 2.10, if any, pro rata;

(vi) sixth, to the extent then due and payable, pro rata, to the payment of all other obligations of the Borrower accrued and unpaid hereunder, including the expenses of the Lenders reimbursable under Section 12.04; and

(vii) seventh, to be paid to the Borrower Account.

(d) If and to the extent a Funding Excess exists on any Business Day, the Borrower shall retain an amount equal to the amount of such Funding Excess in the Concentration Account by no later than 11:00 a.m. (New York time) on the immediately succeeding Business Day, which amount shall be applied by the Administrative Agent, first, in immediate repayment of the outstanding amount of Swing Line Advances, and second, if no Swing Line Advances are outstanding, in immediate repayment of the outstanding amount of Revolving Credit Advances (together with amounts payable with respect thereto under Section 2.10).

(e) The Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of the Borrower, and the Borrower hereby irrevocably agrees that any and all such payments shall be applied by the Administrative Agent in accordance with this Section 2.08.

(f) All payments of principal of the Advances and all payments of interest, Fees and other amounts payable by the Borrower hereunder shall be made in Dollars, in immediately available funds. Any such payment becoming due on a day other than a Business Day shall be payable on the next succeeding Business Day. Payments received at or prior to 1:00 p.m. (New York time) on any Business Day shall be deemed to have been received on such Business Day. Payments received after 1:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

(g) Any and all payments by the Borrower hereunder shall be made in accordance with this Section 2.08 without setoff or counterclaim and free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, Charges or withholdings, excluding taxes imposed on or measured by the net income, gross receipts or franchise taxes of any Affected Party by the jurisdictions under the laws of which such Affected Party is organized or by any political subdivisions thereof (such non-excluded taxes, levies, imposts, deductions, Charges and withholdings being “Indemnified Taxes”). If the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Affected Party entitled to receive any such payment receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Indemnified Taxes, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof. The Borrower shall indemnify any Affected Party from and against, and, within ten days of demand therefor, pay any Affected Party for, the full amount of Indemnified Taxes (together with any taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by such Affected Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted.

(h) Upon receipt of a notice in accordance with Section 7.03 of the Sale Agreement, the Administrative Agent shall, if such amounts have not been applied to the Borrower Obligations, segregate the Unrelated Amounts and the same shall not be deemed to constitute Collections on Transferred Receivables.

Section 2.09. Capital Requirements; Additional Costs.

(a) Capital Requirements. If any Affected Party shall have determined that, after the date hereof, the adoption of or any change in any law, treaty, governmental (or quasi governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Affected Party with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Official Body increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Affected Party against commitments made by it under this Agreement or any other Related Document or Program Support Agreement and thereby reducing the rate of return on such Affected Party’s capital as a consequence of its commitments hereunder or thereunder, then the Borrower shall from time to time upon demand by the Administrative Agent pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such reduction together with interest thereon from the date of any such demand until payment in full at the applicable Base Rate. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the Affected Party to the Borrower shall be final, binding and conclusive on the parties hereto (absent manifest error) for all purposes. For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board (including Interpretation No. 46: Consolidation of Variable Interest Entities (or any future statement or interpretation issued by the Financial Accounting Standards Board or any successor thereto)) shall constitute an adoption, change, request or directive, and any implementation thereof shall be, subject to this Section 2.09(a).

(b) Additional Costs. If, due to any Regulatory Change, there shall be any increase in the cost to any Affected Party of agreeing to make or making, funding or maintaining any commitment hereunder or under any other Related Document or Program Support Agreement, including with respect to any Advances, or other Outstanding Principal Amount, or any reduction in any amount receivable by such Affected Party hereunder or thereunder, including with respect to any Advances, or other Outstanding Principal Amount (any such increase in cost or reduction in amounts receivable are hereinafter referred to as “Additional Costs”), then the Borrower shall, from time to time upon demand by the Administrative Agent, pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such Additional Costs together with interest thereon from the date demanded until payment in full thereof at the applicable Base Rate. Each Affected Party agrees that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any such Additional Costs, it shall, to the extent not inconsistent with its internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Borrower pursuant to this Section 2.09(b).

(c) Determination Binding. Determinations by any Affected Party for purposes of this Section 2.09 of the effect of any Regulatory Change on its costs of making, funding or maintaining any commitments hereunder or under any other Related Documents or on amounts payable to it hereunder or thereunder or of the additional amounts required to compensate such Affected Party in respect of any Additional Costs shall be set forth in a written notice to the Borrower in reasonable detail and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes.

(d) LIBOR Rate Protection; Illegality. (i) If any Managing Agent is unable to obtain on a timely basis the information necessary to determine the LIBOR Rate for any proposed Interest Period, then

(A) such Managing Agent shall forthwith notify its Conduit Lender or Committed Lenders, as applicable, and the Borrower that the LIBOR Rate cannot be determined for such Interest Period, and

(B) while such circumstances exist, none of such Conduit Lender, such Committed Lenders or such Managing Agent shall allocate any Portion of Advances with respect to Advances made during such period or reallocate any Portion of Advances allocated to any then existing Interest Period ending during such period, to an Interest Period with respect to which Yield is calculated by reference to the LIBOR Rate.

(ii) If, with respect to any outstanding Interest Period, a Conduit Lender or any Committed Lender on behalf of which a Managing Agent holds any Portion of Advances notifies such Managing Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Portion of Advances or that the LIBOR Rate applicable to such Portion of Advances will not adequately reflect the cost to the Person of funding or maintaining such Portion of Advances for such Interest Period, then (A) such Managing Agent shall forthwith so notify the Borrower and (B) upon such notice and thereafter while such circumstances exist none of such Managing Agent, such Conduit Lender or such Committed Lender, as applicable, shall allocate any other Portion of Advances with respect to Investments made during such period or reallocate any Portion of Advances allocated to any Interest Period ending during such period, to an Interest Period with respect to which Yield is calculated by reference to the LIBOR Rate.

(iii) Notwithstanding any other provision of this Agreement, if a Conduit Lender or any of the Committed Lenders, as applicable, shall notify their respective Managing Agent that such Person has determined (or has been notified by any Program Support Provider) that the introduction after the Closing Date of or any change in or in the interpretation of any law makes it unlawful (either for such Conduit Lender, such Committed Lender or such Program Support Provider, as applicable), or any central bank or other Official Body asserts that it is unlawful for such Conduit Lender, such Committed Lender or such Program Support Provider, as applicable, to fund the purchases or maintenance of any Portion of Advances accruing Yield calculated by reference to the LIBOR Rate, then (A) as of the effective date of such notice from such Person to its Managing Agent, the obligation or ability of such Conduit Lender or such Committed Lender, as applicable, to fund the making or maintenance of any Portion of Advances accruing Yield calculated by reference to the LIBOR Rate shall be suspended until such Person notifies its Managing Agent that the circumstances causing such suspension no longer exist and (B) each Portion of Advances made or maintained by such Person shall either (1) if such Person may lawfully continue to maintain such Portion of Advances accruing Yield calculated by reference to the LIBOR Rate until the last day of the applicable Interest Period, be reallocated on the last day of such Interest Period to another Interest Period and shall accrue Yield calculated by reference to the Base Rate or (2) if such Person shall determine that it may not lawfully continue to maintain such Portion of Advances accruing Yield calculated by reference to the LIBOR Rate until the end of the applicable Interest Period, such Person’s share of such Portion of Advances allocated to such Interest Period shall be deemed to accrue Yield at the Base Rate from the effective date of such notice until the end of such Interest Period.

(e) Replacement of the Lenders. Upon any Lender’s making a claim for compensation under Section 2.09, the Borrowers may replace such Lender in accordance with Section 13.04.

Section 2.10. Breakage Costs. (a) If (i) any LIBOR Rate Advances are, except by reason of the requirements in Section 2.03(c), repaid in whole or in part on any date other than a Settlement Date (whether that repayment is made pursuant to any other provision of this Agreement or any other Related Document or is the result of acceleration, by operation of law or otherwise); (ii) the Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Rate Advance; (iii) the Borrower shall default in making any borrowing of LIBOR Rate Advances after the Borrower has given notice requesting the same in accordance herewith (including any failure to satisfy conditions precedent to the making of any LIBOR Rate Advances); or (iv) the Borrower shall fail to make any prepayment of a LIBOR Rate Advance after the Borrower has given a notice thereof in accordance herewith, then, in any such case, the Borrower shall indemnify and hold harmless each applicable Lender or Program Support Provider from and against all losses, costs and expenses resulting from or arising from any of the foregoing (any such loss, cost or expense, “Breakage Costs”). Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained (if any). For the purpose of calculating amounts payable under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Rate Advance through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Rate Advance; provided that each such Lender may fund each of its LIBOR Rate Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Revolving Notes and all other amounts payable hereunder. The determination by any Lender of the amount of any such loss or expense shall be set forth in a written notice to the Borrower in reasonable detail and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes.

(b) In addition, the Borrower shall pay the Managing Agents for the account of the Conduit Lenders, as applicable, on demand, such amount or amounts as shall compensate the Conduit Lenders for any loss, cost or expense incurred by the Conduit Lenders (as reasonably determined by its Managing Agent) as a result of any reduction of any Advance other than on the maturity date of the Commercial Paper (or other financing source) funding such Advance, such compensation to be (i) limited to an amount equal to any loss or expense suffered by the Conduit Lenders (other than any loss of margin above the applicable cost of funds)

during the period from the date of receipt of such repayment to (but excluding) the maturity date of such Commercial Paper (or other financing source) and (ii) net of the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions of such Advance. The determination by any Managing Agent of the amount of any such loss or expense shall be set forth in a written notice to the Borrower in reasonable detail and shall be conclusive, absent manifest error.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01. Conditions to Effectiveness of Agreement. This Agreement shall not be effective until the date on which each of the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Managing Agents and the Administrative Agent (such date, the “Effective Date”):

(a) Funding Agreement; Other Related Documents. This Agreement, the Assignment and Acceptance Agreement, the Fee Letter and the other Related Documents shall have been duly executed by, and delivered to, the parties thereto and the Managing Agents and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as each Managing Agent and the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, including all those listed in the Schedule of Documents, each in form and substance satisfactory to each Managing Agent and the Administrative Agent.

(b) Governmental Approvals. The Managing Agents and the Administrative Agent shall have received (i) satisfactory evidence that the Borrower, the Servicer and the Originators have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower and the Servicer in form and substance satisfactory to the Managing Agents and the Administrative Agent affirming that no such consents or approvals are required.

(c) Compliance with Laws. The Borrower and the Transaction Parties shall be in compliance with all applicable foreign, federal, state and local laws and regulations, including those specifically referenced in Section 5.01(a), except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.

(d) Payment of Fees. The Borrower shall have paid all fees required to be paid by it on the Effective Date, including all fees required hereunder and under the Fee Letter, and shall have reimbursed the Administrative Agent, the Bank of America Lender Group and SMBC Lender Group for (i) all Rating Agency fees and (ii) all other reasonable fees, costs and expenses of closing the transactions contemplated hereunder and under the other Related Documents, including the Administrative Agent’s, Bank of America Lender Group’s and SMBC Lender Group’s legal and audit expenses, and other document preparation costs.

(e) Representations and Warranties. Each representation and warranty by the Borrower and each Transaction Party contained herein and in each other Related Document shall be true and correct as of the Effective Date, except to the extent that such representation or warranty expressly relates solely to an earlier date.

(f) No Termination Event. No Incipient Termination Event or Termination Event hereunder or any “Event of Default” or “Default” (each as defined in the Credit Agreement) shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated on the Closing Date.

(g) Audit. The Administrative Agent shall have completed a prefunding audit of the Receivables as of the Closing Date, the scope and results of which are satisfactory to the Administrative Agent and each Managing Agent in its sole discretion.

(h) Material Adverse Change. There will have been (i) no material adverse change individually or in the aggregate, (x) in the business, the industry in which the Parent or any Originator operates, the financial or other condition of the Parent, the Servicer, or any Originator, or (y) in the Transferred Receivables or Related Property, taken as a whole, (ii) no litigation commenced which is reasonably likely to be adversely determined, and if so determined, would have a Material Adverse Effect on the Parent, the Borrower, the Servicer, the Originators, their business, or which would challenge the transactions contemplated under this Agreement, the Sale Agreement and the other Related Documents, and (iii) since the Parent’s last audited financial statements and except as otherwise disclosed in the financial projections provided to the Administrative Agent on or prior to the Effective Date, no material increase in the liabilities, liquidated or contingent, of the Parent, the Servicer or the Originators, or material decrease in the assets of the Parent, the Servicer or the Originators.

(i) Waiver of Set-Off Rights. Each Originator shall have waived its rights of set-off with respect to the Transferred Receivables.

(j) Rating Agency Confirmations. The Administrative Agent shall have received such confirmations or assurances from the Rating Agencies deemed necessary or desirable by the Administrative Agent, the Bank of America Lender Group and the SMBC Lender Group.

(k) Due Diligence. Representatives of the Managing Agents shall have successfully completed an on-site due diligence visit of the Parent as set forth in Section 5.01(h).

(l) Agreed Upon Procedures. Representatives of Bank of America shall have successfully completed a third-party, agreed upon procedures audit conducted in accordance with the Agreed-Upon Procedures.

Section 3.02. Conditions Precedent to All Advances. No Lender shall be obligated to make any Advances hereunder (including the initial Advances but excluding Advances made pursuant to Section 2.01(b)(iii) or Section 2.06(c)) on any date if, as of the date thereof:

(a) any representation or warranty of the Borrower, the Servicer or any Originator contained herein or in any of the other Related Documents shall be untrue or incorrect in any material respect as of such date, either before or after giving effect to the Advances to be made on such date and to the application of the proceeds therefrom, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;

(b) any event shall have occurred, or would result from the making of such Advances or from the application of the proceeds therefrom, that constitutes an Incipient Termination Event, a Termination Event, an Incipient Servicer Termination Event or an Event of Servicer Termination;

(c) the Facility Termination Date shall have occurred;

(d) either before or after giving effect to such Advance and to the application of the proceeds therefrom, a Funding Excess would exist;

(e) any Originator, the Borrower or the Servicer shall fail to have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to the Managing Agents and the Administrative Agent, as any Managing Agent or the Administrative Agent and, if applicable, either Rating Agency, may reasonably request;

(f) on or prior to such date, the Borrower or the Servicer shall have failed to deliver any Monthly Report, Weekly Report, Daily Report or Borrowing Base Certificate required to be delivered in accordance with Section 5.02 hereof or the Sale Agreement and such failure shall be continuing; or

(g) the Administrative Agent shall have determined that any event or condition has occurred that has had, or could reasonably be expected to have or result in, a Material Adverse Effect.

The delivery by the Borrower of a Borrowing Request and the acceptance by the Borrower of the funds from the related Borrowing on any Advance Date shall be deemed to constitute, as of any such Advance Date, a representation and warranty by the Borrower that the conditions in this Section 3.02 have been satisfied.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. To induce each Lender to make Advances from time to time and the Administrative Agent and each Managing Agent to take any action required to be performed by it hereunder, the Borrower makes the following representations and warranties to each Lender, each Managing Agent and the Administrative Agent on the Effective Date and each Advance Date, each and all of which shall survive the execution and delivery of this Agreement.

(a) Existence; Compliance with Law. The Borrower (i) is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, is a “registered organization” as defined in the UCC of such jurisdiction and is not organized under the laws of any other jurisdiction; (ii) is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business requires it to be so qualified (except where the failure to be so qualified and in good standing would not have a Material Adverse Effect); (iii) has the requisite power and authority and the legal right to own, pledge, mortgage, operate and convey all of its properties, to lease the property it operates under lease, and to conduct its business as now or proposed to be conducted, and to execute and deliver this Agreement and the Related Documents to which it is a party and to perform the transactions contemplated hereby and thereby; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, (except where the failure to have such licenses, permits, consents or approvals or make such filings or give such notices would not have a Material Adverse Effect); (v) is in compliance with its certificate of incorporation and bylaws and other organizational documents; and (vi) is in compliance with all applicable provisions of law (except where the failure to be in compliance would not have a Material Adverse Effect).

(b) Executive Offices; Collateral Locations; Corporate or Other Names; FEIN. The state of organization and the organization identification number of the Borrower and current location of the Borrower’s executive office, principal place of business, other offices, the premises within which any Borrower Collateral is stored or located are set forth in Schedule 4.01(b) and except as set forth in Schedule 4.01(b), such locations have not changed during the preceding twelve months. In addition, Schedule 4.01(b) lists the federal employer identification number of the Borrower.

(c) Power, Authorization, Enforceable Obligations. The execution, delivery and performance by the Borrower of this Agreement and the other Related Documents to which it is a party, and the creation and perfection of all Liens and ownership interests provided for herein and therein: (i) are within the Borrower’s corporate power; (ii) have been duly authorized by all necessary corporate or other actions; (iii) do not contravene any provision of the Borrower’s certificate of incorporation or bylaws; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not contravene, or cause Borrower or Originator to be in default under, any contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or other agreement or instrument binding on or affecting Borrower or Originator or its property; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the property of the Borrower or any Originator; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those which have been duly obtained, made or complied with prior to the Effective Date as provided in Section 3.01(b). The exercise by each of the Borrower, the Lenders, the Managing Agents or the Administrative Agent of any of its rights and remedies under any Related Document to which it is a party do not require the consent or approval of any Governmental Authority or any other Person, except those which will have been duly obtained, made or complied with prior to the Closing Date as provided in Section 3.01(b). At or prior to the Effective Date, each of the Related Documents to which the Borrower is a party shall have been duly executed and delivered by the Borrower and each such Related Document shall then constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject, as to enforceability, to (A) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and (B) general equitable principles, whether applied in a proceeding at law or in equity.

(d) No Litigation. No Litigation is now pending or, to the knowledge of the Borrower, threatened against the Borrower before any Governmental Authority which (i) challenges the Borrower’s right, power or competence to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the transfer, sale, pledge or contribution of any Receivable or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents, or (iii) is reasonably likely to be adversely determined and, if adversely determined, would result in a Material Adverse Effect. To the knowledge of Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings. Borrower is not a party to any consent decree.

(e) Solvency. After giving effect to the sale or contribution of Receivables and the Advances on such date and to the application of the proceeds therefrom, the Borrower is and will be Solvent.

(f) Material Adverse Effect. Since the date of the Borrower’s organization, no event has occurred with respect to the Borrower that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

(g) Ownership of Property; Liens. None of the properties and assets (including the Transferred Receivables) of the Borrower are subject to any Adverse Claims other than Permitted Encumbrances not attaching to Transferred Receivables, and there are no facts, circumstances or conditions known to the Borrower that may result in (i) with respect to the Transferred Receivables, any Adverse Claims (including Adverse Claims arising under environmental laws) and (ii) with respect to its other properties and assets, any Adverse Claims (including Adverse Claims arising under environmental laws) other than Permitted Encumbrances. The Borrower has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s right, title and interest in and to the Transferred Receivables and its other properties and assets. No effective financing statement or other similar instrument are of record in any filing office listing the Borrower or any Originator as debtor and covering any of the Transferred Receivables or the other Borrower Collateral, and the Liens granted to the Administrative Agent pursuant to Section 7.01 are and will be at all times fully perfected first priority Liens in and to the Borrower Collateral.

(h) Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. The Borrower has no Subsidiaries, and is not engaged in any joint venture or partnership with any other Person or has any equity interest in any other Person. The Borrower has no Investments in any Person other than Permitted Investments. The Parent is the only shareholder of the Borrower. There are no outstanding rights to purchase stock, options, warrants or similar rights, agreements or plans pursuant to which the Borrower may be required to issue, sell, or purchase any Stock or other equity security. Other than the Subordinated Loans, the Borrower has no outstanding Debt.

(i) Taxes. All tax returns, reports and statements, including information returns (Form 1120-S), required by any Governmental Authority to be filed by the Borrower and all material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Affiliate of the Borrower, have in each case been filed with the appropriate Governmental Authority and all Charges and other impositions shown thereon to be due and payable (other than Charges or other impositions which Borrower is diligently contesting in good faith by appropriate proceedings, in respect of which no final unappealable order has been made against Borrower, and with respect to which Borrower is maintaining adequate reserves under GAAP) have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Borrower has paid when due and payable all material Charges required to be paid by it. Proper and accurate amounts have been withheld by the Borrower or such Affiliate from its employees (as applicable) for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 4.01(i) sets forth those taxable years for which the Borrower’s or such Affiliates’ are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with any such audit or otherwise currently outstanding. Except as described in Schedule 4.01(i), neither the Borrower nor any such Affiliate has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Neither as of nor following the Effective Date have the Borrower or any of its Affiliates included in the Parent Group agreed or been requested to make any adjustment under IRC 481(a) by reason of a change in accounting method or otherwise that could reasonably be expected to have a Material Adverse Effect.

(j) Full Disclosure. No information contained in this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any other written statement or information furnished by or on behalf of the Borrower to any Lender, any Managing Agent or the Administrative Agent relating to this Agreement, the Transferred Receivables or any of the other Related Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. All business plans and other forecasts and projections (including the Projections) furnished by or on behalf of the Borrower and made available to any Lender, any Managing Agent or the Administrative Agent relating to the financial condition, operations, business, properties or prospects of Borrower were prepared in good faith on the basis of the facts and assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Borrower’s reasonable estimate of its plans, forecasts or projections, as applicable, based on the information available at the time (it being acknowledged that actual results may vary, and such variations may be material).

(k) ERISA. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under section 303(k) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the Borrower or any ERISA Affiliate incurring any material liability, fine or penalty.

(l) Brokers. No broker or finder acting on behalf of the Borrower was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and the Borrower has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(m) Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower owns no Margin Stock, and no portion of the proceeds of the Advances made hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

(n) Nonapplicability of Bulk Sales Laws. No transaction contemplated by this Agreement or any of the Related Documents requires compliance with any bulk sales act or similar law.

(o) Government Regulation. The Borrower is not (i) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act or (ii) subject to regulation under the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Debt or to perform its obligations hereunder or under any other Related Document. The making of Advances by the Lenders hereunder, the application of the proceeds thereof and the consummation of the transactions contemplated by this Agreement and the other Related Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

(p) Nonconsolidation. The Borrower is operated in such a manner that the separate corporate existence of the Borrower, on the one hand, and any member of the Parent Group, on the other hand, would not be disregarded in the event of the bankruptcy or insolvency of any member of the Parent Group and, without limiting the generality of the foregoing:

(i) the Borrower is a limited purpose corporation whose activities are restricted in its certificate of incorporation to those activities expressly permitted hereunder and under the other Related Documents and the Borrower has not engaged, and does not presently engage, in any business or other activity other than those activities expressly permitted hereunder and under the other Related Documents, nor has the Borrower entered into any agreement other than this Agreement, the other Related

Documents to which it is a party and, with the prior written consent of the Administrative Agent and the Requisite Lenders, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(ii) the Borrower has duly appointed a board of directors and its business is managed solely by its own officers and directors, each of whom when acting for the Borrower shall be acting solely in his or her capacity as an officer or director of the Borrower and not as an officer, director, employee or agent of any member of the Parent Group;

(iii)(A) Borrower shall compensate all consultants and agents directly or indirectly through reimbursement of the Parent, from its own funds, for services provided to the Borrower by such consultants and agents and, to the extent any consultant or agent of the Borrower is also an employee, consultant or agent of such member of the Parent Group on a basis which reflects the respective services rendered to the Borrower and such member of the Parent Group and in accordance with the terms of the Administrative Services Agreement and (B) Borrower shall not have any employees;

(iv) Borrower shall pay its own incidental administrative costs and expenses not covered under the terms of the Administrative Services Agreement from its own funds, and shall allocate all other shared overhead expenses (including telephone and other utility charges, the services of shared consultants and agents, and reasonable legal and auditing expenses) which are not reflected in the Servicing Fee, and other items of cost and expense shared between the Borrower and the Parent, pursuant to the terms of the Administrative Services Agreement, on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use or the value of services rendered; except as otherwise expressly permitted hereunder, under the other Related Documents and under the Borrower’s organizational documents, no member of the Parent Group (A) pays the Borrower’s expenses, (B) guarantees the Borrower’s obligations, or (C) advances funds to the Borrower for the payment of expenses or otherwise;

(v) other than the purchase and acceptance through capital contribution of Transferred Receivables pursuant to the Sale Agreement, the acceptance of Subordinated Loans pursuant to the Sale Agreement, the payment of distributions and the return of capital to the Parent, the payment of Servicing Fees to the Servicer under the Sale Agreement and the transactions contemplated under the Administrative Services Agreement, the Borrower engages and has engaged in no intercorporate transactions with any member of the Parent Group;

(vi) the Borrower maintains records and books of account separate from that of each member of the Parent Group, holds regular meetings of its board of directors and otherwise observes corporate formalities;

(vii) (A) the financial statements (other than consolidated financial statements) and books and records of the Borrower and each member of the Parent Group reflect the separate existence of the Borrower and (B) the consolidated financial statements of the Parent Group shall contain disclosure to the effect that the Borrower’s assets are not available to the creditors of any member of the Parent Group;

(viii) (A) the Borrower maintains its assets separately from the assets of each member of the Parent Group (including through the maintenance of separate bank accounts and except for any Records to the extent necessary to assist the Servicer in connection with the servicing of the Transferred Receivables), (B) except as contemplated by the Administrative Services Agreement, the Borrower’s funds (including all money, checks and other cash proceeds) and assets, and records relating thereto, have not been and are not commingled with those of any member of the Parent Group and (C) the separate creditors of the Borrower will be entitled, on the winding-up of the Borrower, to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Parent;

(ix) all business correspondence and other communications of the Borrower are conducted in the Borrower’s own name, on its own stationery and through a separately-listed telephone number;

(x) the Borrower has and shall maintain separate office space from the offices of any member of the Parent Group and identify such office by a sign in its own name;

(xi) the Borrower shall respond to any inquiries with respect to ownership of a Transferred Receivable by stating that it is the owner of such Transferred Receivable, and that such Transferred Receivable is pledged to the Administrative Agent for the benefit of the Lenders;

(xii) the Borrower does not act as agent for any member of the Parent Group, but instead presents itself to the public as a legal entity separate from each such member and independently engaged in the business of purchasing and financing Receivables;

(xiii) the Borrower maintains at least two independent directors each of whom (A) is not a Stockholder, director, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (other than the Borrower), all as provided in its certificate of incorporation, (B) has (1) prior experience as an independent director for an entity whose organizational documents required the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management, independent director services or placement services to issuers of securitization or structured finance instruments, agreements or securities, and (C) is otherwise acceptable to the Administrative Agent, and the retention arrangement with such independent directors requires them to consider the interests of Borrower;

(xiv) the bylaws or certificate of incorporation of the Borrower require the affirmative vote of each independent director before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the Borrower;

(xv) Borrower shall maintain (1) correct and complete books and records of account and (2) minutes of the meetings and other proceedings of its shareholders and board of directors;

(xvi) Borrower shall not hold out credit as being available to satisfy obligations of others;

(xvii) Borrower shall not acquire obligations or Stock of any member of the Parent Group;

(xviii) Borrower shall correct any known misunderstanding regarding its separate identity;

(xix) Borrower shall maintain adequate capital; and

(xx) Borrower shall comply with each of the assumptions set forth in that certain legal opinion delivered by Pillsbury Winthrop Shaw Pittman LLP with respect to true sale and non-substantive consolidation matters.

(q) Deposit and Disbursement Accounts. Schedule 4.01(q) lists all banks and other financial institutions at which the Borrower maintains deposit or other bank accounts as of the Closing Date, including any Account, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. Each Account constitutes a deposit account within the meaning of the applicable UCC. The Borrower (or the Servicer on its behalf) has delivered to the Administrative Agent a fully executed agreement pursuant to which each of the Borrower Account Bank (with respect to the Borrower Account), the Concentration Account Bank (with respect to the Concentration Account) and the Collection Account Bank (with respect to the Collection Account) has agreed to comply with all instructions originated by the Administrative Agent directing the disposition of funds in the Accounts without further consent by the Borrower, the Servicer or any Originator. No Account is in the name of any person other than the Borrower or the Administrative Agent, and the Borrower has not consented to any Bank following the instructions of any Person other than the Administrative Agent. Accordingly, the Administrative Agent has a first priority perfected security interest in each Account, and all funds on deposit therein.

(r) Transferred Receivables.

(i) Transfers. Each Transferred Receivable was purchased by or contributed to the Borrower on the relevant Transfer Date pursuant to the Sale Agreement.

(ii) Eligibility. Each Transferred Receivable designated as an Eligible Receivable in each Borrowing Base Certificate,

Monthly Report, Weekly Report or Daily Report, as the case may be, constitutes an Eligible Receivable as of the date specified in such Borrowing Base Certificate, Monthly Report, Weekly Report or Daily Report, as applicable.

(iii) No Material Adverse Effect. The Borrower has no actual knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on any Transferred Receivable designated as an Eligible Receivable in any Borrowing Base Certificate, Monthly Report, Weekly Report or Daily Report, as applicable, will not be paid in full when due or that has caused it to expect any material adverse effect on any such Transferred Receivable.

(iv) Nonavoidability of Transfers. The Borrower shall (A) have received each Contributed Receivable as a contribution to the capital of the Borrower by the Parent as a stockholder of the Borrower and (B) (1) have purchased each Sold Receivable from the applicable Originator for cash consideration or with the proceeds of a Subordinated Loan and (2) have accepted assignment of any Eligible Receivables transferred pursuant to clause (b) of Section 4.04 of the Sale Agreement, in each case in an amount that constitutes fair consideration and reasonably equivalent value therefor. No Sale has been made for or on account of an antecedent debt owed by any Originator to the Borrower and no such Sale is or may be avoidable or subject to avoidance under any bankruptcy laws, rules or regulations.

(s) Assignment of Interest in Related Documents. The Borrower’s interests in, to and under the Sale Agreement and each Originator Support Agreement, if any, have been assigned by the Borrower to the Administrative Agent (for the benefit of itself and the Lenders) as security for the Borrower Obligations.

(t) Notices to Obligors. Each Obligor of Transferred Receivables has been directed to remit all payments with respect to such Receivables for deposit in a Lockbox or the Concentration Account.

(u) Representations and Warranties in Other Related Documents. Each of the representations and warranties of the Borrower contained in the Related Documents (other than this Agreement) is true and correct in all respects and the Borrower hereby makes each such representation and warranty to, and for the benefit of, the Lenders, the Managing Agents and the Administrative Agent as if the same were set forth in full herein.

(v) Supplementary Representations.

(i) Receivables; Lock-Box Accounts. (A) Each Transferred Receivable constitutes an “account” or a “general intangible” within the meaning of the applicable UCC, and (B) each Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii) Creation of Security Interest. The Borrower owns and has good and marketable title to the Transferred Receivables, Accounts and Lockboxes, free and clear of any Adverse Claim. The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Transferred Receivables, Accounts and Lockboxes in favor of the Administrative Agent (on behalf of the Secured Parties), which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Borrower.

(iii) Perfection. Within ten days of the Effective Date: (A) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law and entered into Account Agreements in order to perfect the sale of the Transferred Receivables from the Originators to the Borrower pursuant to the Sale Agreement and the security interest granted by the Borrower to the Administrative Agent (on behalf of the Secured Parties) in the Transferred Receivables hereunder; (B) with respect to the Borrower Account, the Borrower has delivered to the Administrative Agent (on behalf of itself and the Lenders), a fully executed Borrower Account Agreement pursuant to which the Borrower Account Bank has agreed, following the occurrence and continuation of a Termination Event, to comply with all instructions given by the Administrative Agent with respect to all funds on deposit in the Borrower Account, without further consent by the Borrower, the Servicer or any Originator; (C) with respect to the Concentration Account, the Borrower has delivered to the Administrative Agent (on behalf of itself and the Lenders), a fully executed Concentration Account Agreement pursuant to which the Concentration Account Bank has agreed to comply with all instructions given by the Administrative Agent with respect to all funds on deposit in the Concentration Account, without further consent by the Borrower, the Servicer or any Originator; (D) with respect to the Collection Account, the Borrower has delivered to the Administrative Agent (on behalf of itself and the Lenders), a fully executed Collection Account Agreement pursuant to which the Collection Account Bank has agreed to comply with all instructions given by the Administrative Agent with respect to all funds on deposit in the Collection Account, without further consent by the Borrower, the Servicer or any Originator; and (E) with respect to each Lockbox Account, the Borrower has delivered to the Administrative Agent (on behalf of itself and the Lenders), a fully executed Lockbox Agreement pursuant to which the applicable Lockbox Bank has agreed to comply with all instructions given by the Administrative Agent with respect to all funds on deposit in the applicable Lockbox (and any related accounts), without further consent by the Borrower, the Servicer or any Originator.

(iv) Priority. (A) Other than the transfer of the Transferred Receivables by the Originators to the Borrower pursuant to the Sale Agreement and the grant of security interest by the Borrower to the Administrative Agent (on behalf of the Secured Parties) in the Transferred Receivables, the Accounts and the Lockboxes hereunder, neither the Borrower nor any Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Transferred Receivables, the Accounts and the Lockboxes to any other Person. (B) Neither the Borrower nor any Originator has authorized, or is aware of, any filing of any financing statement against the Borrower or any Originator that include a description of collateral covering the Transferred Receivables or all other collateral pledged to the Administrative Agent (on behalf of the Secured Parties) pursuant to the Related Documents, other than any financing statement filed pursuant to the Sale Agreement and this Agreement or financing statements that have been validly terminated prior to the date hereof. (C) The Borrower is not aware of any judgment, ERISA or tax lien filings against either the Borrower or any Originator. (D) None of the Accounts or Lockboxes is in the name of any Person other than the Borrower or the Administrative Agent. Neither the Borrower, the Servicer or any Originator has consented to any Bank complying with instructions of any person other than the Administrative Agent.

(v) Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Related Document, the representations contained in this Section 4.01(v) and Section 5.01(g) shall be continuing, and remain in full force and effect until the Termination Date.

ARTICLE V.

GENERAL COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants of the Borrower. The Borrower covenants and agrees that from and after the Effective Date and until the Termination Date:

(a) Compliance with Agreements and Applicable Laws. The Borrower shall (i) perform each of its obligations under this Agreement and the other Related Documents and (ii) comply with all federal, state and local laws and regulations applicable to it and the Transferred Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, taxation, ERISA and labor matters and environmental laws and environmental permits except, solely with respect to this clause (ii), where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b) Maintenance of Existence and Conduct of Business. The Borrower shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with (1) Section 4.01(p) and (2) the assumptions set forth in each opinion letter of Pillsbury Winthrop Shaw Pittman LLP or other outside counsel to the Borrower from time to time delivered pursuant to Section 3.02(d) of the Sale Agreement with respect to issues of substantive consolidation and true sale and absolute transfer; (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (iv) transact business only in the name of SIT Funding Corporation or such trade names as are set forth in Schedule 5.01(b).

(c) Deposit of Collections. The Borrower shall deposit or cause to be deposited promptly into the Concentration Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive with respect to any Transferred Receivable.

(d) Use of Proceeds. The Borrower shall utilize the proceeds of the Advances made hereunder solely for (i) the repayment of Advances made and the payment of any fees due hereunder, (ii) the purchase of Transferred Receivables from the Originators pursuant to the Sale Agreement, (iii) the payment of distributions to the Parent, (iv) the repayment of Subordinated Loans, and (v) the payment of administrative fees or Servicing Fees or expenses to the Servicer or routine administrative or operating expenses, in each case only as expressly permitted by and in accordance with the terms of this Agreement and the other Related Documents.

(e) Payment and Performance of Charges and other Obligations.

(i) Subject to Section 5.01(e)(ii), the Borrower shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become past due.

(ii) The Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 5.01(e)(i); provided that (A) adequate reserves with respect to such contest are maintained on the books of the Borrower, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Borrower Collateral becomes subject to forfeiture or loss as a result of such contest, (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens and (E) the Administrative Agent has not advised the Borrower in writing that it reasonably believes that failure to pay or to discharge such claims or charges could have or result in a Material Adverse Effect.

(f) ERISA. The Borrower shall give the Administrative Agent prompt written notice of any event that (i) could reasonably be expected to result in the imposition of a Lien on any Borrower Collateral under Section 412 of the IRC or Section 303(k) or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Borrower of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business).

(g) Borrower to Maintain Perfection and Priority. In order to evidence the interests of the Administrative Agent and the Lenders under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, such actions as are requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s (on behalf of the Secured Parties) security interest in the Transferred Receivables and all other collateral pledged to the Administrative Agent (on behalf of the Secured Parties) pursuant to the Related Documents. The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent upon request for the Administrative Agent’s authorization and approval, and file or cause to be filed in the appropriate jurisdictions all financing statements, amendments, continuations or other filings necessary to continue, maintain and perfect the Administrative Agent’s (on behalf of the Secured Parties) security interest in the Transferred Receivables and all other collateral pledged to the Administrative Agent (on behalf of the Secured Parties) pursuant to the Related Documents as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC without the signature of the Borrower, any Originator or the Administrative Agent where allowed by applicable law. Notwithstanding anything else in the Related Documents to the contrary, neither the Borrower, the Servicer, nor any Originator shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrative Agent.

(h) Due Diligence. Representatives of the Managing Agents shall, upon reasonable notice, be permitted at any time and from time to time during regular business hours, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables, including the related Contracts and (ii) to visit the offices and properties of the SPV, any Originator, the Servicer or the Parent for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Receivables or the SPV’s, each Originator’s or the Servicer’s performance hereunder, under the Contracts and under the other Related Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Borrower, any Originator or the Parent, as applicable, having knowledge of such matters; provided that unless a Termination Event or Incipient Termination Event shall have occurred and be continuing, the Borrower shall not be required to reimburse the expenses of more than one (1) such visit in the aggregate among the Borrower and the Parent per calendar year.

Section 5.02. Reporting Requirements of the Borrower. The Borrower hereby agrees that from and after the Effective Date until the Termination Date, it shall furnish or cause to be furnished to the Administrative Agent, the Managing Agents and the Lenders:

(a) The financial statements, notices, reports and other information at the times, to the Persons and in the manner set forth in Annex 5.02(a).

(b) At the same time each Monthly Report, Weekly Report or Daily Report, as applicable, is required to be delivered pursuant to the terms of clause (a) of Annex 5.02(a), a completed certificate in the form attached hereto as Exhibit 5.02(b) (each, a “Borrowing Base Certificate”), provided that if (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent, in good faith, believes that an Incipient Termination Event or a Termination Event is imminent or deems the Lenders’ rights or interests in the Transferred Receivables or the Borrower Collateral insecure, then such Borrowing Base Certificates shall be delivered daily; and each Borrowing Base Certificate shall be prepared by the Borrower or the Servicer as of the last day of the previous month or week, in the event Borrowing Base Certificates are required to be delivered on a monthly or weekly basis, and as of the close of business on the previous Business Day, in the event Borrowing Base Certificates are required to be delivered on each Business Day.

(c) Such other reports, statements and reconciliations with respect to the Borrowing Base or Borrower Collateral as any Lender, any Managing Agent or the Administrative Agent shall from time to time request in its reasonable discretion.

Section 5.03. Negative Covenants of the Borrower. The Borrower covenants and agrees that, without the prior written consent of the Requisite Lenders, from and after the Effective Date until the Termination Date:

(a) Sale of Stock and Assets. The Borrower shall not sell, transfer, convey, assign or otherwise dispose of, or assign any right to receive income in respect of, any of its properties or other assets or any of its Stock (whether in a public or a private offering or otherwise), any Transferred Receivable or Contract therefor or any of its rights with respect to any Lockbox, the Concentration Account, the Collection Account, the Borrower Account or any other deposit account in which any Collections of any Transferred Receivable are deposited except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

(b) Liens. The Borrower shall not create, incur, assume or permit to exist (i) any Adverse Claim on or with respect to its Transferred Receivables or (ii) any Adverse Claim on or with respect to its other properties or assets (whether now owned or hereafter acquired) except for the Liens set forth in Schedule 5.03(b) and other Permitted Encumbrances. In addition, the Borrower shall not become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lenders as additional collateral for the Borrower Obligations, except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

(c) Modifications of Receivables, Contracts or Credit and Collection Policies. The Borrower shall not, without the prior written consent of the Administrative Agent and the Requisite Lenders, (i) extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred Receivable or amend, modify or waive any term or condition of any Contract related thereto, provided that the Borrower may authorize the Servicer to take such actions as are expressly permitted by the terms of any Related Document or the Credit and Collection Policies so long as, after giving effect to any such action, no Receivables which constituted Eligible Receivables prior to such action would no longer constitute Eligible Receivables as a result of such action, or (ii) amend, modify or waive any term or provision of the Credit and Collection Policies.

(d) Changes in Instructions to Obligors. The Borrower shall not make any change in its instructions to Obligors regarding the deposit of Collections with respect to the Transferred Receivables, except to the extent the Administrative Agent and the Requisite Lenders direct the Borrower to change such instructions to Obligors or the Administrative Agent and the Requisite Lenders consent in writing to such change.

(e) Capital Structure and Business. The Borrower shall not (i) make any changes in any of its business objectives, purposes or operations that could reasonably be expected to have or result in a Material Adverse Effect, (ii) make any material change in its capital structure (including the issuance or recapitalization of any shares of Stock or other securities convertible into Stock or any revision of the terms of its outstanding Stock, except that changes in Borrower’s capital structure shall be permitted so long as such changes, individually and in the aggregate, do not constitute a Change of Control, (iii) amend its certificate or articles of incorporation, bylaws or other organizational documents in any manner which may adversely affect the Secured Parties, or (iv) engage in any business other than manufacturing, operational, logistics, distribution and related services in the computer and technology industry or other than the businesses engaged in by it on the Effective Date and those incidental thereto.

(f) Mergers, Subsidiaries, Etc. The Borrower shall not directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with or acquire, any Person.

(g) Sale Characterization; Receivables Sale and Servicing Agreement. The Borrower shall not make statements or disclosures, prepare any financial statements or in any other respect account for or treat the transactions contemplated by the Sale Agreement (including for accounting, tax and reporting purposes) in any manner other than (i) with respect to each Sale of each Sold Receivable effected pursuant to the Sale Agreement, as a true sale and absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Receivables by the Originators to the Borrower or (ii) with respect to each contribution of Contributed Receivables thereunder, as an increase in the stated capital of the Borrower.

(h) Restricted Payments. The Borrower shall not enter into any lending transaction with any other Person. The Borrower shall not at any time (i) advance credit to any Person or (ii) declare any distributions, repurchase any Stock, return any capital, or make any other payment or distribution of cash or other property or assets in respect of the Borrower’s Stock or make a repayment with respect to any Subordinated Loans if, after giving effect to any such advance or distribution, a Funding Excess, Incipient Termination Event or Termination Event would exist or otherwise result therefrom.

(i) Indebtedness. The Borrower shall not create, incur, assume or permit to exist any Debt, except (i) Debt of the Borrower to any Affected Party, Indemnified Person, the Servicer or any other Person expressly permitted by this Agreement or any other Related Document, (ii) Subordinated Loans pursuant to the Subordinated Notes, (iii) deferred taxes, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, and (v) endorser liability in connection with the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

(j) Prohibited Transactions. The Borrower shall not enter into, or be a party to, any transaction with any Person except as expressly permitted hereunder or under any other Related Document.

(k) Investments. Except as otherwise expressly permitted hereunder or under the other Related Documents, the Borrower shall not make any investment in, or make or accrue loans or advances of money to, any Person, including the Parent, any director, officer or employee of the Borrower, the Parent or any of the Parent’s other Subsidiaries, through the direct or indirect lending of money, holding of securities or otherwise, except with respect to Transferred Receivables and Permitted Investments.

(l) Commingling. The Borrower shall not deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Lockbox or the Concentration Account, except as otherwise contemplated under Section 4.02(1) of the Sale Agreement. If funds that are not Collections are deposited into the Concentration Account, the Borrower shall, or shall cause the Servicer to, notify the Administrative Agent in writing promptly upon discovery thereof, and, the Administrative Agent shall promptly remit (or direct the Concentration Account Bank to remit) any such amounts that are not Collections to the applicable Originator or other Person designated in such notice.

(m) ERISA. The Borrower shall not, and shall not cause or permit any of its ERISA Affiliates to, cause or permit to occur an event that (i) could reasonably be expected to result in the imposition of a Lien on any Borrower Collateral under Section 412 of the IRC or Section 303(k) or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Borrower of any liabilities under Title IV of ERISA (other than (x) premium payments arising in the ordinary course of business and (y) liabilities arising under Section 4041(b) of ERISA).

(n) Related Documents. The Borrower shall not amend, modify or waive any term or provision of any Related Document without the prior written consent of the Administrative Agent and the Requisite Lenders.

(o) Board Policies. The Borrower shall not modify the terms of any policy or resolutions of its board of directors if such modification could reasonably be expected to have or result in a Material Adverse Effect.

(p) Additional Stockholders of Borrower. The Borrower shall not issue shares of Stock to any Person other than Parent without the prior written consent of the Administrative Agent and the Requisite Lenders.

Section 5.04. Supplemental Disclosure. On the request of the Administrative Agent (in the event that such information is not otherwise delivered by the Borrower to the Administrative Agent pursuant to this Agreement), the Borrower will supplement (or cause to be supplemented) each Schedule hereto, or representation herein or in any other Related Document with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby; provided that such supplement to any such Schedule or representation shall not be deemed an amendment thereof except if and to the extent that the information disclosed in such supplement updates (A) Schedule 4.01(b) or (B) Schedule 4.01(q) to include any accounts.

ARTICLE VI.

ACCOUNTS

Section 6.01. Establishment of Accounts.

(a) Concentration Account; Lockboxes.

(i) The Borrower has established with the Concentration Account Bank the Concentration Account subject to a fully executed Concentration Account Agreement. The Borrower agrees that the Administrative Agent shall have exclusive dominion and control of the Concentration Account and all monies, instruments and other property from time to time on deposit therein. The Administrative Agent hereby agrees that until such time as it exercises its right to take exclusive dominion and control of the Concentration Account under Section 7.05(d), the Concentration Account Bank shall be entitled to follow the instructions of the Borrower, or the Administrative Agent on behalf of the Borrower, with respect to the withdrawal, transfer or payment of funds on deposit in the Concentration Account.

(ii) The Borrower (or the Servicer on Borrower’s behalf) has instructed all existing Obligors of Transferred Receivables, and shall instruct all future Obligors of such Receivables, to make payments in respect thereof only (A) by check or money order mailed to one or more lockboxes or post office boxes under the control of the Administrative Agent (each a “Lockbox” and collectively the “Lockboxes”) or (B) by wire transfer or moneygram directly to the Concentration Account. Schedule 4.01(q) lists all Lockboxes, Lockbox Banks, the Concentration Account and the Concentration Account Bank at which the Borrower maintains the Concentration Account as of the Effective Date, and such schedule correctly identifies (1) with respect to each such Lockbox Bank and the Account Bank, the name, address and telephone number thereof, (2) with respect to the Concentration Account, the name in which such account is held and the complete account number therefor, and (3) with respect to each Lockbox, the lockbox number and address thereof. The Borrower (or the Servicer on Borrower’s behalf) shall endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited in the Concentration Account, in the form so received (with all necessary endorsements), on the first Business Day after the date of receipt thereof. In addition, the Borrower shall deposit or cause to be deposited into the Concentration Account all cash, checks, money orders or other proceeds of Transferred Receivables or Borrower Collateral received by it other than in a Lockbox or the Concentration Account, in the form so received (with all necessary endorsements), not later than the close of business on the first Business Day following the date of receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Administrative Agent. The Borrower shall not make and shall not permit the Servicer to make any deposits into a Lockbox or the Concentration Account except in accordance with the terms of this Agreement or any other Related Document. The Borrower agrees that the Administrative Agent shall have exclusive dominion and control of each Lockbox and all instruments and other property from time to time received therein.

(iii) If, for any reason, the Concentration Account Agreement terminates or the Concentration Account Bank fails to comply with its obligations under the Concentration Account Agreement, then the Borrower shall promptly notify all Obligors of Transferred Receivables who had previously been instructed to make wire payments to the Concentration Account maintained at any the Concentration Account Bank to make all future payments to a new Concentration Account in accordance with this Section 6.01(a)(iii). The Borrower shall not close the Concentration Account unless it shall have (A) received the prior written consent of the Administrative Agent and the Requisite Lenders, (B) established a new account with the same Concentration Account Bank or with a new depositary institution satisfactory to the Administrative Agent and the Requisite Lenders, (C) entered into an agreement covering such new account with such Concentration Account Bank or with such new depositary institution substantially in the form of the predecessor Concentration Account Agreement or that is satisfactory in all respects to the Administrative Agent and the Requisite Lenders (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become the Concentration Account, such new agreement shall become the Concentration Account Agreement and such new depositary institution shall become the Concentration Account Bank), and (D) taken all such action as the Administrative Agent and the Requisite Lenders shall reasonably require to grant and perfect a first priority Lien in such new Concentration Account to the Administrative Agent under Section 7.01 of this Agreement. Except as permitted by this Section 6.01(a), the Borrower shall not, and shall not permit the Servicer to, open any new Lockbox or Concentration Account without the prior written consent of the Administrative Agent and the Requisite Lenders.

(b) Collection Account.

(i) The Borrower has established with the Collection Account Bank the Collection Account subject to a fully executed Collection Account Agreement, The Borrower agrees that the Administrative Agent shall have exclusive dominion and control of the Collection Account and all monies, instruments and other property from time to time on deposit therein. Neither the Borrower nor the Servicer on the Borrower’s behalf shall make or cause to be made, or have any ability to make or cause to be made, any withdrawals from the Collection Account, except as provided in the Collection Account Agreement. Subject to the conditions described in Section 7.05(d), the Servicer shall be required, pursuant to the Sale Agreement, to deposit any Collections it then has in its possession or at any time thereafter receives, immediately in the Collection Account.

(ii) During any time after which the Collection Account is established pursuant to clause (b)(i) above, if, for any reason, the Collection Account Agreement relating to the Collection Account terminates or the Collection Account Bank fails to comply with its obligations under such Collection Account Agreement, then the Borrower shall promptly notify the Administrative Agent thereof and the Borrower, the Servicer or the Administrative Agent, as the case may be, shall instruct the Collection Account Bank to make all future wire payments to a new Collection Account in accordance with this Section 6.01(b)(ii). The Borrower shall not close the Collection Account unless it shall have (A) received the prior written consent of the Administrative Agent and the Requisite Lenders, (B) established a new account with the same Collection Account Bank or with a new depositary institution satisfactory to the Administrative Agent and the Requisite Lenders, (C) entered into an agreement covering such new account with such Collection Account Bank or with such new depositary institution substantially in the form of the Collection Account Agreement or that is satisfactory in all respects to the Administrative Agent and the Requisite Lenders (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become the Collection Account, such new agreement shall become a Collection Account Agreement and any new depositary institution shall become the Collection Account Bank), and (D) taken all such action as the Administrative Agent and the Requisite Lenders shall reasonably require to grant and perfect a first priority Lien in such new Collection Account to the Administrative Agent under Section 7.01 of this Agreement. Except as permitted by this Section 6.01(b), the Borrower shall not, and shall not permit the Servicer to open a new Collection Account without the prior written consent of the Administrative Agent and the Requisite Lenders.

(c) Agent Account.

(i) The Administrative Agent has established and shall maintain the Agent Account with the Agent Bank. The Agent Account shall be registered in the name of the Administrative Agent and the Administrative Agent shall, subject to the terms of this Agreement, have exclusive dominion and control thereof and of all monies, instruments and other property from time to time on deposit therein.

(ii) All payments of any outstanding Advances, Yield, fees and expenses and any other amounts by the Borrower to the Lenders hereunder shall be paid to the Agent Account. The Lenders and the Administrative Agent may deposit into the Agent Account from time to time all monies, instruments and other property received by any of them as proceeds of the Transferred Receivables.

(iii) If, for any reason, the Agent Bank wishes to resign as depositary of the Agent Account or fails to carry out the instructions of the Administrative Agent, then the Administrative Agent shall promptly notify the Lenders. Neither the Lenders nor the Administrative Agent shall close the Agent Account unless (A) a new deposit account has been established with a new depositary institution, (B) the Lenders and the Administrative Agent have entered into an agreement covering such new account with such new depositary institution satisfactory in all respects to the Administrative Agent (whereupon such new account shall become the Agent Account and such new depositary institution shall become the Agent Bank for all purposes of this Agreement and the other Related Documents), and (C) the Lenders and the Administrative Agent have taken all such action as the Administrative Agent shall require to grant and perfect a first priority Lien in such new Agent Account to the Administrative Agent on behalf of the Secured Parties.

(d) Borrower Account.

(i) The Borrower has established the Borrower Account subject to a fully executed Borrower Account Agreement and agrees that, subject to clause (ii) below, the Administrative Agent shall have exclusive dominion and control of such Borrower Account and all monies, instruments and other property from time to time on deposit therein.

(ii) The Administrative Agent hereby agrees that until such time as it exercises its right to take exclusive dominion and control of the Borrower Account under Section 7.05(d), the Borrower Account Bank shall be entitled to follow the instructions of the Borrower, or the Administrative Agent on behalf of the Borrower, with respect to the withdrawal, transfer or payment of funds on deposit in the Borrower Account.

ARTICLE VII.

GRANT OF SECURITY INTERESTS

Section 7.01. Borrower’s Grant of Security Interest. Borrower hereby reconfirms its grant of a Lien for the benefit of the Secured Parties in the “Borrower Collateral” under, and as defined in, the Existing Receivables Purchase Agreement, and confirms that such Lien has been granted to secure the Borrower Obligations, which include the “Borrower Obligations” under, and as defined in, the Existing Receivables Purchase Agreement. Furthermore, to secure the prompt and complete payment, performance and observance of all Borrower Obligations, and to induce the Administrative Agent and the Lenders to enter into this Agreement and perform the obligations required to be performed by them hereunder in accordance with the terms and conditions hereof, the Borrower hereby grants, assigns, conveys, pledges, hypothecates and transfers to the Administrative Agent, for the benefit of the Secured Parties a Lien upon and security interest in all of the Borrower’s right, title and interest in, to and under, but none of its obligations arising from, the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Borrower (including under any trade names, styles or derivations of the Borrower), and regardless of where located (all of which being hereinafter collectively referred to as the “Borrower Collateral”):

(a) all Receivables;

(b) the Sale Agreement, the Concentration Account Agreement, the Collection Account Agreement and all other Related Documents now or hereafter in effect relating to the purchase, servicing, processing or collection of Receivables (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due thereunder or pursuant thereto, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all claims of the Borrower for damages or breach with respect thereto or for default thereunder and (iv) the right of the Borrower to amend, waive or terminate the same and to perform and to compel performance and otherwise exercise all remedies thereunder;

(c) all of the following (collectively, the “Borrower Account Collateral”):

(i) the Concentration Account, the Lockboxes, and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Concentration Account, the Lockboxes or such funds,

(ii) the Collection Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Collection Account or such funds,

(iii) the Borrower Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Borrower Account or such funds,

(iv) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent, any Managing Agent, any Lender or any assignee or agent on behalf of the Administrative Agent, any Managing Agent or any Lender in substitution for or in addition to any of the then existing Borrower Account Collateral, and

(v) all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the then existing Borrower Account Collateral;

(d) all other property relating to the Receivables that may from time to time hereafter be granted and pledged by the Borrower or by any Person on its behalf whether under this Agreement or otherwise, including any deposit with any Lender, any Managing Agent or the Administrative Agent of additional funds by the Borrower;

(e) all other personal property of the Borrower of every kind and nature not described above, including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles);

(f) to the extent not otherwise included, all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, each of the foregoing Borrower Collateral (including proceeds that constitute property of the types described in Sections 7.01(a) through (e)); and

(g) to the extent not otherwise included, all “Borrower Collateral” under, and as defined in, the Existing Receivables Purchase Agreement.

Section 7.02. Borrower’s Agreements. The Borrower hereby (a) assigns, transfer and conveys the benefits of the representations, warranties and covenants of each Originator made to the Borrower under the Sale Agreement to the Administrative Agent for the benefit of the Secured Parties hereunder; (b) acknowledges and agrees that the rights of the Borrower to require payment of a Rejected Amount from an Originator under the Sale Agreement may be enforced by the Lenders and the Administrative Agent; and (c) certifies that the Sale Agreement provides that the representations, warranties and covenants described in Sections 4.01, 4.02 and 4.03 thereof, the indemnification and payment provisions of Article V thereof and the provisions of Sections 4.03(j), 6.12, 6.14 and 6.15 thereof shall survive the sale of the Transferred Receivables (and undivided percentage ownership interests therein) and the termination of the Sale Agreement and this Agreement.

Section 7.03. Delivery of Collateral. All certificates or instruments representing or evidencing all or any portion of the Borrower Collateral shall be delivered to and held by or on behalf of the Administrative Agent and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right (a) at any time to exchange certificates or instruments representing or evidencing Borrower Collateral for certificates or instruments of smaller or larger denominations and (b) at any time in its discretion following the occurrence and during the continuation of a Termination Event and without notice to the Borrower, to transfer to or to register in the name of the Administrative Agent or its nominee any or all of the Borrower Collateral.

Section 7.04. Borrower Remains Liable. It is expressly agreed by the Borrower that, anything herein to the contrary notwithstanding, the Borrower shall (a) remain liable under any and all of the Transferred Receivables, the Contracts therefor, the Borrower Assigned Agreements and any other agreements constituting the Borrower Collateral to which it is a party, and (b) observe and perform all the conditions and obligations to be observed and performed by it thereunder. The Lenders, the Managing Agents and the Administrative Agent shall not have any obligation or liability under any such Receivables, Contracts or agreements by reason of or arising out of this Agreement or the granting herein or therein of a Lien thereon or the receipt by the Administrative Agent, the Managing Agents or the Lenders of any payment relating thereto pursuant hereto or thereto. The exercise by any Lender, any Managing Agent or the Administrative Agent of any of its respective rights under this Agreement shall not release any Originator, the Borrower or the Servicer from any of their respective duties or obligations under any such Receivables, Contracts or agreements. None of the Lenders, the Managing Agents or the Administrative Agent shall be required or obligated in any manner to perform or fulfill any of the obligations of any Originator, the Borrower or the Servicer under or pursuant to any such Receivable, Contract or agreement, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable, Contract or agreement, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 7.05. Covenants of the Borrower Regarding the Borrower Collateral.

(a) Offices and Records. The Borrower shall maintain its organizational form, jurisdiction of organization, organizational identification number, principal place of business and chief executive office and the office at which it stores its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days’ prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action requested by the Administrative Agent pursuant to Section 12.13 shall have been taken with respect to the Borrower Collateral. The Borrower shall, and shall cause the Servicer to at its own cost and expense, maintain adequate and complete records of the Transferred Receivables and the Borrower Collateral, including records of any and all payments received, credits granted and merchandise returned with respect thereto and all other dealings therewith. The Borrower shall, and shall cause the Servicer to, by no later than the Effective Date, mark conspicuously with a legend, in form and substance satisfactory to the Administrative Agent, its books and records (including computer records) and credit files pertaining to the Borrower Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto, to evidence this Agreement and the assignment and Liens granted pursuant to this Article VII. Upon the occurrence and during the continuance of a Termination Event, the Borrower shall, and shall cause the Servicer to, deliver and turn over such books and records to the Administrative Agent or its representatives at any time on demand of the Administrative Agent. Prior to the occurrence of a Termination Event and upon notice from the Administrative Agent or any Managing Agent, the Borrower shall, and shall cause the Servicer to, permit any representative of the Administrative Agent or any Managing Agent to inspect such books and records and shall provide photocopies thereof to the Administrative Agent or any Managing Agent as more specifically set forth in Section 7.05(b).

(b) Access. The Borrower shall, and shall cause the Servicer to, at its or the Servicer’s own expense, during normal business hours, from time to time upon two Business Days’ prior notice as frequently as the Administrative Agent determines to be appropriate: (i) provide the Lenders, the Managing Agents, the Administrative Agent and any of their respective officers, employees and agents access to its properties (including properties utilized in connection with the collection, processing or servicing of the Transferred Receivables), facilities, advisors and employees (including officers) and to the Borrower Collateral, (ii) permit the Lenders, the Managing Agents, the Administrative Agent and any of their respective officers, employees and agents to inspect, audit and make extracts from its books and records, including all Records, (iii) permit each of the Lenders, the Managing Agents and the Administrative Agent and their respective officers, employees and agents to inspect, review and evaluate the Transferred Receivables and the Borrower Collateral and (iv) permit each of the Lenders, the Managing Agents and the Administrative Agent and their respective officers, employees and agents to discuss matters relating to the Transferred Receivables or its performance under this Agreement or the other Related Documents or its affairs, finances and accounts with any of its officers, directors, employees, representatives or agents (in each case, with those persons having knowledge of such matters) and with its independent certified public accountants. If (i) the Administrative Agent in good faith deems any Lender’s rights or interests in the Transferred Receivables, the Borrower Assigned Agreements or any other Borrower Collateral insecure or the Administrative Agent in good faith believes that an Incipient Termination Event or a Termination Event is imminent or (ii) an Incipient Termination Event or a Termination Event shall have occurred and be continuing, then the Borrower shall, and shall cause the Servicer to, at its own expense, provide such access at all times without prior notice from the Administrative Agent or any Managing Agent and provide the Administrative Agent and any Managing Agent with access to the suppliers and customers of the Borrower and the Servicer. The Borrower shall, and shall cause the Servicer to, make available to the Administrative Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records, including Records, that the Administrative Agent may request. The Borrower shall, and shall cause the Servicer to, and the Servicer shall deliver any document or instrument necessary for the

Administrative Agent, as the Administrative Agent may from time to time request, to obtain records from any service bureau or other Person that maintains records for the Borrower or the Servicer, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Borrower or the Servicer.

(c) Communication with Accountants. The Borrower hereby authorizes (and shall cause the Servicer to authorize) the Lenders, the Managing Agents and the Administrative Agent to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to disclose and make available to the Lenders, the Managing Agents and the Administrative Agent any and all financial statements and other supporting financial documents, schedules and information relating to the Borrower or the Servicer (including copies of any issued management letters) and to discuss matters with respect to its business, financial condition and other affairs.

(d) Collection of Transferred Receivables. In connection with the collection of amounts due or to become due to the Borrower under the Transferred Receivables, the Borrower Assigned Agreements and any other Borrower Collateral pursuant to the Sale Agreement, the Borrower shall, or shall cause the Servicer to, take such action as it, and from and after the occurrence and during the continuance of a Termination Event, the Administrative Agent, may deem reasonably necessary or desirable to enforce collection of the Transferred Receivables, the Borrower Assigned Agreements and the other Borrower Collateral; provided that the Borrower may, rather than commencing any such action or taking any other enforcement action, at its option, elect to pay to the Administrative Agent, for deposit into the Agent Account, an amount equal to the Outstanding Balance of any such Transferred Receivable; provided further that if (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent, in good faith believes that an Incipient Termination Event or a Termination Event is imminent, then the Administrative Agent may, without prior notice to the Borrower, any Originator or the Servicer, (x) exercise its right to take exclusive ownership and control of (1) the Concentration Account in accordance with the terms of the Concentration Account Agreement and (2) the Borrower Account in accordance with the Borrower Account Agreement (in which case the Servicer shall be required, pursuant to the Sale Agreement, to deposit any Collections it then has in its possession or at any time thereafter receives, immediately in the Collection Account) and (y) notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Secured Parties hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent and, upon such notification and at the sole cost and expense of the Borrower, the Administrative Agent may enforce collection of any such Transferred Receivable or the Borrower Assigned Agreements and adjust, settle or compromise the amount or payment thereof. The Administrative Agent shall provide prompt notice to the Borrower and the Servicer of any such notification of pledge or direction of payment to the Obligors under any Transferred Receivables.

(e) Performance of Borrower Assigned Agreements. The Borrower shall, and shall cause the Servicer to, (i) perform and observe all the terms and provisions of the Borrower Assigned Agreements to be performed or observed by it, maintain the Borrower Assigned Agreements in full force and effect, enforce the Borrower Assigned Agreements in accordance with their terms and take all action as may from time to time be reasonably requested by the Administrative Agent in order to accomplish the foregoing, and (ii) upon the reasonable request of and as directed by the Administrative Agent, make such demands and requests to any other party to the Borrower Assigned Agreements as are permitted to be made by the Borrower or the Servicer thereunder.

(f) License for Use of Software and Other Intellectual Property. Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, the Borrower hereby grants to the Administrative Agent on behalf of the Secured Parties a limited license to use, without charge, the Borrower’s and the Servicer’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, as it pertains to the Borrower Collateral, or any rights to any of the foregoing, only as reasonably required in connection with the collection of the Transferred Receivables and the advertising for sale, and selling any of the Borrower Collateral, or exercising of any other remedies hereto, and the Borrower agrees that its rights under all licenses and franchise agreements shall inure to the Administrative Agent’s benefit (on behalf of the Secured Parties) for purposes of the license granted herein. Except upon the occurrence and during the continuation of a Termination Event, the Administrative Agent and the Lenders agree not to use any such license without giving the Borrower prior written notice.

ARTICLE VIII.

TERMINATION EVENTS

Section 8.01. Termination Events. If any of the following events (each, a “Termination Event”) shall occur (regardless of the reason therefor):

(a) the Borrower shall fail to make any payment of any monetary Borrower Obligation when due and payable and the same shall remain unremedied for one (1) Business Day or more; or

(b)(i) the Borrower shall fail to deliver a Daily Report, Weekly Report, Monthly Report or Borrowing Base Certificate as and when required hereunder and such failure shall remain unremedied for two (2) Business Days or more, (ii) any Originator shall fail or neglect to perform, keep or observe any covenant or provision of Section 4.04 of the Sale Agreement or Article V of the Sale Agreement, (iii) the Borrower, any Originator or the Servicer shall fail or neglect to perform, keep or observe any covenant or other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 8.01) and the same shall remain unremedied for two (2) Business Days or more following the earlier to occur of an Authorized Officer of the Borrower becoming aware of such breach and the Borrower’s receipt of notice thereof; or

(c)(i) an Originator, the Borrower, the Parent or any of the Parent’s other Subsidiaries shall fail to make any payment with respect to any of its Debts which, except with respect to the Borrower, is in an aggregate principal amount exceeding $10,000,000 (other than Borrower Obligations) when due, and the same shall remain unremedied after any applicable grace period with respect thereto; or (ii) a default or breach or other occurrence shall occur and be continuing under any agreement, document or instrument to which an Originator, the Borrower, the Parent or any of the Parent’s other Subsidiaries is a party or by which it or its property is bound (other than a Related Document) which relates to a Debt which, except with respect to the Borrower, is in an aggregate principal amount exceeding $10,000,000, which event shall remain unremedied within the applicable grace period with respect thereto, and the effect of such default, breach or occurrence is to cause or to permit the holder or holders then to cause such Debt to become or be declared due prior to their stated maturity; or

(d) a case or proceeding shall have been commenced against the Borrower, any Originator, the Parent or any of the Parent’s other Subsidiaries seeking a decree or order in respect of any such Person under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (i) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, or (ii) ordering the winding up or liquidation of the affairs of any such Person, and, so long as the Borrower is not a debtor in any such case or proceedings, such case or proceeding continues for 60 days unless dismissed or discharged; provided that such 60-day period shall be deemed terminated immediately if (x) a decree or order is entered by a court of competent jurisdiction with respect to a case or proceeding described in this subsection (d) or (y) any of the events described in Section 8.01(e) shall have occurred; or

(e) the Borrower, any Originator, the Parent or any of the Parent’s other Subsidiaries shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of any proceedings under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or similar law or to the filing of any petition thereunder or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing; or

(f) any Originator, the Borrower, Parent, or the Servicer (i) generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due or (ii) is not Solvent; or

(g) a final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate (net of insurance proceeds) at any time outstanding shall be rendered against any Originator, the Parent or any Subsidiary of the Parent (other than the Borrower) and either (i) enforcement proceedings shall have been commenced upon any such judgment or (ii) the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or

(h) a judgment or order for the payment of money in excess of $2,500 shall be rendered against the Borrower; or

(i)(i) any information contained in any Borrowing Base Certificate or any Borrowing Request is untrue or incorrect in any respect, or (ii) any representation or warranty of any Originator or the Borrower herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate or any Borrowing Request) made or delivered by or on behalf of such Originator or the Borrower to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made; or

(j) any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any assets of any Originator, the Parent or any of their respective ERISA Affiliates (other than a Lien (i) limited by its terms to assets other than Transferred Receivables and (ii) not materially adversely affecting the financial condition of such Originator, the Parent or any such ERISA Affiliate or the ability of the Servicer to perform its duties hereunder or under the Related Documents); or

(k) any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any of the assets of the Borrower, or a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under section 303(k) of ERISA; or

(l)(1) there shall have occurred any event which, in the reasonable judgment of the Administrative Agent, materially and adversely impairs (i) the ability of any Originator to originate Receivables (other than Excluded Receivables) of a credit quality which are at least of the credit quality of the Receivables (other than Excluded Receivables) as of the Effective Date, (ii) the financial condition or operations of any Originator, the Borrower or the Parent, or (iii) the collectibility of Receivables (other than Excluded Receivables), or (2) the Administrative Agent shall have determined (and so notified the Borrower) that any event or condition that has had or could reasonably be expected to have or result in a Material Adverse Effect has occurred; or

(m)(i) a default or breach shall occur under any provision of the Sale Agreement and after the passing of any applicable grace period the same shall remain unremedied for two (2) Business Days or more following the earlier to occur of an Authorized Officer of the Borrower becoming aware of such breach and the Borrower’s receipt of notice thereof, or (ii) the Sale Agreement shall for any reason cease to evidence the transfer to the Borrower of the legal and equitable title to, and ownership of, the Transferred Receivables; or

(n) except as otherwise expressly provided herein, any Lockbox Agreement, the Concentration Account Agreement, the Borrower Account Agreement or the Sale Agreement shall have been modified, amended or terminated without the prior written consent of the Administrative Agent and the Requisite Lenders; or

(o) an Event of Servicer Termination shall have occurred; or

(p)(A) the Borrower shall cease to hold valid and properly perfected title to and sole record and beneficial ownership in the Transferred Receivables and the other Borrower Collateral or (B) the Administrative Agent (on behalf of the Lenders) shall cease to hold a first priority, perfected Lien in the Transferred Receivables or any of the Borrower Collateral; or

(q) a Change of Control shall have occurred; or

(r) the Borrower shall amend its certificate of incorporation or bylaws without the express prior written consent of the Requisite Lenders and the Administrative Agent; or

(s) the Borrower shall have received an Election Notice pursuant to Section 2.01(d) of the Sale Agreement; or

(t)(i) the Default Trigger Ratio shall exceed 2.75%; (ii) the Delinquency Trigger Ratio shall exceed 7.5%; and (iii) the Dilution Trigger Ratio shall exceed 4.0%; or (iv) the Receivables Collection Turnover Trigger shall exceed 45 days; or

(u) the Administrative Agent shall have received a “Receivables Termination Notice” or an “Enforcement Notice” in each case, under (and as defined in) the Intercreditor Agreement;

(v) any material provision of any Related Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Originator or the Borrower shall challenge the enforceability of any Related Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Related Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(w) institution of any steps by the Borrower or any other Person to terminate a Pension Plan if as a result of such termination the Borrower could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $1,500,000; or

(x) a Funding Excess exists at any time and the Borrower has not repaid the amount of such Funding Excess within one (1) Business Day in accordance with Section 2.08 hereof;

then, and in any such event, the Administrative Agent, may, with the consent of the Requisite Lenders, and shall, at the request of the Requisite Lenders, by notice to the Borrower, declare the Facility Termination Date to have occurred without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that the Facility Termination Date shall automatically occur upon the occurrence of any of the Termination Events described in Section 8.01(d) or (e), in each case without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of the Facility Termination Date, all Borrower Obligations shall automatically be and become due and payable in full, without any action to be taken on the part of any Person. In addition, if any Event of Servicer Termination shall have occurred, then the

Administrative Agent may, and shall, at the request of the Requisite Lenders, by delivery of a Servicer Termination Notice to Buyer and the Servicer, terminate the servicing responsibilities of the Servicer under the Sale Agreement in accordance with the terms thereof.

ARTICLE IX.

REMEDIES

Section 9.01. Actions Upon Termination Event. If any Termination Event shall have occurred and the Administrative Agent shall have declared the Facility Termination Date to have occurred or the Facility Termination Date shall be deemed to have occurred pursuant to Section 8.01, then the Administrative Agent may exercise in respect of the Borrower Collateral, in addition to any and all other rights and remedies granted to it hereunder, under any other Related Document or under any other instrument or agreement securing, evidencing or relating to the Borrower Obligations or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, may take the following actions:

(a) The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, (i) charge, offset or otherwise apply amounts payable to the Borrower from the Agent Account, the Borrower Account, the Collection Account or the Concentration Account against all or any part of the Borrower Obligations and (ii) without limiting the terms of Section 7.05(d), notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the transfer of the Transferred Receivables to the Borrower and the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent.

(b) The Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the Borrower Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or any of the Lenders’ or Managing Agents’ offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent shall have the right to conduct such sales on the Borrower’s premises or elsewhere and shall have the right to use any of the Borrower’s premises without charge for such sales at such time or times as the Administrative Agent deems necessary or advisable. The Borrower agrees that, to the extent notice of sale shall be required by law, ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Borrower Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Borrower Collateral so sold, and shall be a perpetual bar, both at law and in equity, against each Originator, the Borrower, any Person claiming any right in the Borrower Collateral sold through any Originator or the Borrower, and their respective successors or assigns. The Administrative Agent shall deposit the net proceeds of any such sale in the Agent Account and such proceeds shall be applied against all or any part of the Borrower Obligations.

(c) Upon the completion of any sale under Section 9.01(b), the Borrower shall deliver or cause to be delivered to the purchaser or purchasers at such sale on the date thereof, or within a reasonable time thereafter if it shall be impracticable to make immediate delivery, all of the Borrower Collateral sold on such date, but in any event full title and right of possession to such property shall vest in such purchaser or purchasers upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any such purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and releases as may be designated in any such request.

(d) At any sale under Section 9.01(b), any Lender, any Managing Agent or the Administrative Agent may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor.

(e) The Administrative Agent may (but in no event shall be obligated to) exercise, at the sole cost and expense of the Borrower, any and all rights and remedies of the Borrower under or in connection with the Borrower Assigned Agreements or the other Borrower Collateral, including any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provisions of, the Borrower Assigned Agreements. Without limiting the foregoing, the Administrative Agent shall, upon the occurrence of any Event of Servicer Termination, have the right to name any Successor Servicer (including itself) pursuant to Article VIII of the Sale Agreement.

Section 9.02. Exercise of Remedies. No failure or delay on the part of the Administrative Agent, any Managing Agent or any Lender in exercising any right, power or privilege under this Agreement and no course of dealing between any Originator, the Borrower or the Servicer, on the one hand, and the Administrative Agent, any Managing Agent or any Lender, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies that the Administrative Agent, any Managing Agent or any Lender would otherwise have at law or in equity. No notice to or demand on any party hereto shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the party providing such notice or making such demand to any other or further action in any circumstances without notice or demand.

Section 9.03. Power of Attorney. On the Closing Date, the Borrower shall execute and deliver a power of attorney substantially in the form attached hereto as Exhibit 9.03 (a “Power of Attorney”). The Power of Attorney is a power coupled with an interest and shall be irrevocable until this Agreement has terminated in accordance with its terms and all of the Borrower Obligations are indefeasibly paid or otherwise satisfied in full. The powers conferred on the Administrative Agent under each Power of Attorney are solely to protect the Liens of the Administrative Agent (on behalf of the Secured Parties) upon and interests in the Borrower Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall not be accountable for any amount other than amounts that it actually receives as a result of the exercise of such powers and none of the Administrative Agent’s officers, directors, employees, agents or representatives shall be responsible to the Borrower, any Originator, the Servicer or any other Person for any act or failure to act, except to the extent of damages attributable to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The Administrative Agent covenants and agrees not to use the Power of Attorney except following a Termination Event and prior to the occurrence of the Termination Date.

Section 9.04. Continuing Security Interest. This Agreement shall create a continuing Lien in the Borrower Collateral until the date such security interest is released by the Administrative Agent.

ARTICLE X.

INDEMNIFICATION

Section 10.01. Indemnities by the Borrower.

(a) Without limiting any other rights that the Affected Parties or any of their respective officers, directors, employees, attorneys, agents, representatives, transferees, successors or assigns (each, an “Indemnified Person”) may have hereunder or under applicable law, the Borrower hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document or any actions or failures to act in connection therewith, including any and all Rating Agency costs and any and all legal costs and expenses; provided that the Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such Indemnified Amount (x) results from such Indemnified Person’s gross negligence or willful misconduct, in each case as finally determined by a court of competent jurisdiction or (y) constitutes recourse for uncollectible or uncollected Transferred Receivables as a result of the insolvency, bankruptcy or the failure (without cause or justification) or inability on the part of the related Obligor to perform its obligations thereunder. Without limiting the generality of the foregoing, the Borrower shall pay on demand to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(i) reliance on any representation or warranty made or deemed made by the Borrower (or any of its officers) under or in connection with this Agreement or any other Related Document (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by the Borrower pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;

(ii) the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

(iii)(1) the failure to vest and maintain vested in the Borrower valid and properly perfected title to and sole record and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof and all other Borrower Collateral, free and clear of any Adverse Claim and (2) the failure to maintain or transfer to the Administrative Agent, for the benefit of the Secured Parties, a first priority, perfected Lien in any portion of the Borrower Collateral;

(iv) any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Transferred Receivable (including a defense based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services giving rise to such Receivable or the furnishing of or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any of its Affiliates acting as Servicer);

(v) any products liability claim or other claim arising out of or in connection with merchandise, insurance or services that is the subject of any Contract with respect to any Transferred Receivable;

(vi) the commingling of Collections with respect to Transferred Receivables by the Borrower at any time with its other funds or the funds of any other Person;

(vii) any failure by the Borrower to cause the filing of, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable hereunder or any other Borrower Collateral, whether at the time of the Borrower’s acquisition thereof or any Advance made hereunder or at any subsequent time;

(viii) any investigation, litigation or proceeding related to this Agreement or the ownership of Transferred Receivables or Collections with respect thereto;

(ix) any failure of (w) a Lockbox Bank to comply with the terms of the applicable Lockbox Agreement, (x) the Collection Account Bank to comply with the terms of the Collection Account Agreement, (y) the Concentration Account Bank to comply with the terms of the Concentration Account Agreement, or (z) the Borrower Account Bank to comply with the terms of the Borrower Account Agreement; or

(x) any withholding, deduction or Charge imposed upon any payments with respect to any Transferred Receivable, any Borrower Assigned Agreement or any other Borrower Collateral.

(b) Any Indemnified Amounts subject to the indemnification provisions of this Section 10.01 not paid in accordance with Section 2.08 shall be paid by the Borrower to the Indemnified Person entitled thereto within five Business Days following demand therefor.

ARTICLE XI.

ADMINISTRATIVE AGENT

Section 11.01. Appointment and Authorization. Each Secured Party hereby irrevocably appoints, designates and authorizes the Administrative Agent and its applicable Managing Agent to take such action on its behalf under the provisions of this Agreement and each other Related Document and to exercise such powers and perform such duties as are expressly delegated to such Administrative Agent or Managing Agent, as applicable, by the terms of this Agreement and any other Related Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Related Document, no Administrative Agent or Managing Agent shall have any duties or responsibilities except those expressly set forth in this Agreement, nor shall the Administrative Agent or any Managing Agent have or be deemed to have any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Related Document or otherwise exist against any Administrative Agent or Managing Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to any Administrative Agent or Managing Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 11.02. Delegation of Duties. The Administrative Agent and each Managing Agent may execute any of its duties under this Agreement or any other Related Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor any Managing Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

Section 11.03. Liability of Administrative Agent and Managing Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Related Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Secured Party for any recital, statement, representation or warranty made by the Borrower, any Originator, the Parent or the Servicer, or any officer thereof, contained in this Agreement or in any other Related Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or such Managing Agent under or in connection with, this Agreement or any other Related Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Related Document, or for any failure of the Borrower, any Originator, the Parent, the Servicer or any other party to any Related Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Related Document, or to inspect the properties, books or records of the Borrower, any Originator, the Parent, the Servicer or any of their respective Affiliates.

Section 11.04. Reliance by the Administrative Agent and the Managing Agents. (a) The Agent and each Managing Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower, any Originator, the Parent and the Servicer), independent accountants and other experts selected by the Administrative Agent or such Managing Agent. The Administrative Agent and each Managing Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Related Document unless it shall first receive such advice or concurrence of the Managing Agents or the Lenders in its Lender Group, as applicable, as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and each Managing Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Related Document in accordance with a request or consent of the Managing Agents or the Lenders in its Lender Group, as applicable, or, if required hereunder, all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Article III on the Closing Date, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent or any Managing Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

Section 11.05. Notice of Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event. Neither the Administrative Agent nor any Managing Agent shall be deemed to have knowledge or notice of the occurrence of an Incipient Termination Event, Termination Event, Event of Servicer Termination or Incipient Servicer

Termination Event, unless it has received written notice from a Lender or the Borrower referring to this Agreement, describing such Incipient Termination Event, Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event and stating that such notice is a “Notice of Termination Event or Incipient Termination Event” or “Notice of Incipient Servicer Termination Event or Event of Servicer Termination,” as applicable. Each Managing Agent will notify the Lenders in its Lender Group of its receipt of any such notice. The Administrative Agent and each Managing Agent shall (subject to Section 11.04) take such action with respect to such event as may be requested by the Managing Agents (or its Lenders in its Lender Group); provided that, unless and until the Administrative Agent shall have received any such request, the Administrative Agent (or Managing Agent) may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable or in the best interest of the Secured Parties or Lenders, as applicable.

Section 11.06. Credit Decision; Disclosure of Information. Each Secured Party acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent or any Managing Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Parent, the Servicer, the Originators or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Secured Party as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession. Each Secured Party, including any Lender by assignment, represents to the Administrative Agent and its Managing Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Parent, the Servicer, each Originator or their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Secured Party also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Related Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Parent, the Servicer or the Originators. Except for notices, reports and other documents expressly herein required to be furnished to the Security Parties by the Administrative Agent or any Managing Agent herein, neither the Administrative Agent nor any Managing Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Parent, the Servicer, any Originator or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

Section 11.07. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Committed Lenders (or the Committed Lenders in the applicable Lender Group) shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Amounts incurred by it; provided that no

Committed Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction; provided that no action taken by Administrative Agent (or any Managing Agent) in accordance with the directions of the Managing Agents (or the Lenders in its Lender Group) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse its Managing Agent, the Administrative Agent and each Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Related Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or such Managing Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive payment on the Termination Date and the resignation or replacement of the Administrative Agent or such Managing Agent.

Section 11.08. Individual Capacity. The Administrative Agent and each Managing Agent (and any successor thereto in such capacity) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the Borrower, the Parent, the Originators, the Servicer, or any of their Subsidiaries or Affiliates as though it were not the Administrative Agent, a Managing Agent or a Lender hereunder, as applicable, and without notice to or consent of the Secured Parties. The Secured Parties acknowledge that, pursuant to such activities, any such Person or its Affiliates may receive information regarding the Borrower, the Parent, the Originators, the Servicer or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Commitment, the Administrative Agent and each Managing Agent (and any successor thereto in such capacity) in its capacity as a Committed Lender hereunder shall have the same rights and powers under this Agreement as any other Committed Lender and may exercise the same as though it were not the Administrative Agent, a Managing Agent or a Committed Lender, as applicable, and the term “Committed Lender” shall, unless the context otherwise indicates, include the Administrative Agent and each Managing Agent in its individual capacity.

Section 11.09. Resignation. The Administrative Agent or any Managing Agent may resign upon thirty (30) days’ notice to the applicable Lenders. If the Administrative Agent resigns under this Agreement, the Requisite Lenders shall appoint from among the Committed Lenders a successor agent for the Secured Parties. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor agent from among the Committed Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11.09 and

Sections 11.03 and 11.07 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Committed Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above. If a Managing Agent resigns under this Agreement, the Lenders in such Lender Group shall appoint a successor agent.

Section 11.10. Payments by the Administrative Agent and the Managing Agents. Unless specifically allocated to a Committed Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent or a Managing Agent on behalf of the Lenders shall be paid to the applicable Managing Agent or Lenders pro rata in accordance with amounts then due on the Business Day received, unless such amounts are received after 12:00 noon on such Business Day, in which case the applicable agent shall use its reasonable efforts to pay such amounts on such Business Day, but, in any event, shall pay such amounts not later than the following Business Day.

Section 11.11. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Termination Event, each Lender and each holder of any Note is hereby authorized at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived (but subject to Section 2.03(b)(i)), to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Borrower (regardless of whether such balances are then due to the Borrower) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of the Borrower against and on account of any of the Borrower Obligations which are not paid when due. Any Lender or holder of any Note exercising a right to set off or otherwise receiving any payment on account of the Borrower Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Borrower Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Lender’s obligation pursuant to this Section 11.11 is in addition to and not in limitation of its obligations to purchase a participation equal to its Pro Rata Share of the Swing Line Loan pursuant to Section 2.01(b). The Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Borrower Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Advances made or other Borrower Obligations held by other Lenders or holders may exercise all rights of set off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Advances, and the other Borrower Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

ARTICLE XII.

MISCELLANEOUS

Section 12.01. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by email of the signed notice in PDF form or facsimile (with such email or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 12.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than any Lender, any Managing Agent and the Administrative Agent) designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day. The SMBC Lender Group hereby notifies the parties hereto that all notices to any member of the SMBC Lender Group shall be sent to SMBC-SI as their representative, as set forth on Schedule 12.01 attached hereto.

Section 12.02. Binding Effect; Assignability.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, each Lender, each Managing Agent, each Administrator and the Administrative Agent and their respective successors and permitted assigns. The Borrower may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of the Requisite Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by the Borrower without the prior express written consent of the Requisite Lenders shall be void. The parties hereto acknowledge and agree that, to the extent the terms and provisions of any Intercreditor Agreement are inconsistent with the terms and provisions of this Agreement or the Sale Agreement, the terms and provisions of such Intercreditor Agreement shall control. Each of the Lenders, Managing Agents, Administrators and the Administrative Agent agrees not to transfer any interest it may have in the Related

Documents unless the applicable transferee has been notified of the existence of each Intercreditor Agreement and has agreed to be bound thereby.

(b) The Borrower hereby consents to any Lender’s assignment or pledge of, and/or sale of participations in, at any time or times after the Effective Date of the Related Documents, Advances, and any Commitment or of any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder (including an assignment by the Swing Line Lender of all or any portion of its Swing Line Commitment), whether evidenced by a writing or not, made in accordance with this Section 12.02(b). Any assignment by a Lender shall (i) require the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 12.02(b) or otherwise in form and substance satisfactory to the Administrative Agent, and acknowledged by the Administrative Agent, and the consent of the Administrative Agent and, so long as no Termination Event has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed and may be withheld if the short-term unsecured debt rating of the proposed Lender is not at least “A-1” or the equivalent by S&P and “P-1” or the equivalent by Moody’s at the time of such assignment); (ii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Committed Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iii) require the delivery to the Administration Agent by the assignee or participant, as the case may be, of any forms, certificates or other evidence with respect to United States tax withholding matters, and (iv) other than in the case of an assignment by a Lender to one of its Affiliates or by a Discretionary Lender to a Committed Lender or to a Program Support Provider, include a payment to the Administrative Agent by the assignor or assignee Lender of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 12.02, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. The Borrower hereby acknowledges and agrees that any assignment made in accordance with this Section 12.02(b) will give rise to a direct obligation of the Borrower to the assignee and that the assignee shall thereupon be a “Lender” for all purposes. In all instances, each Committed Lender’s obligation to make Revolving Credit Advances shall be several and not joint and shall be limited to such Committed Lender’s Pro Rata Share of the applicable Commitment. In the event any Lender assigns or otherwise transfers all or any part of a Revolving Note or the Swing Line Note, such Lender shall so notify the Borrower and the Borrower shall, upon the request of such Lender, execute new Revolving Notes or Swing Line Notes in exchange for the Revolving Notes or Swing Line Notes, as the case may be, being assigned. Notwithstanding the foregoing provisions of this Section 12.02(b), any Lender may at any time pledge or assign all or any portion of such Lender’s rights under this Agreement and the other Related Documents to any Federal Reserve Bank or to any holder or trustee of such Lender’s securities; provided that no such pledge or assignment to any Federal Reserve Bank, holder or trustee shall release such Lender from such Lender’s obligations hereunder or under any other Related Document and no such holder or trustee shall be entitled to enforce any rights of such Lender hereunder unless such holder or trustee becomes a Lender hereunder through execution of an Assignment Agreement as set forth above.

(c) In addition to the foregoing right, without notice to or consent from the Administrative Agent or the Borrower, (x) any Lender may assign to any of its Affiliates and any Discretionary Lender may assign to a Committed Lender or to a Program Support Provider all or a portion of its rights (but not its obligations) under the Related Documents, including a sale of any Advances or other Borrower Obligations hereunder and such Lender’s right to receive payment with respect to any such Borrower Obligation and (y) sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Related Documents (including all its rights and obligations with respect to the Advances); provided that (x) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make Advances hereunder, and none shall be liable to any Person for any obligations of such Lender hereunder (it being understood that nothing in this Section 12.02(c) shall limit any rights the Lender may have as against such participant under the terms of the applicable option, sale or participation agreement between or among such parties); and (y) no holder of any such participation shall be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Advance in which such holder participates, (ii) any extension of any scheduled payment of the principal amount of any Advance in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Borrower Collateral (other than in accordance with the terms of this Agreement or the other Related Documents). Solely for purposes of Sections 2.08, 2.09, 2.10, and 9.01, Borrower acknowledges and agrees that each such sale or participation shall give rise to a direct obligation of the Borrower to the participant and each such participant shall be considered to be a “Lender” for purposes of such sections. Except as set forth in the preceding sentence, such Lender’s rights and obligations, and the rights and obligations of the other Lenders, the Managing Agents and the Administrative Agent towards such Lender under any Related Document shall remain unchanged and none of the Borrower, the Administrative Agent, any Managing Agent or any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the assigning or selling Lender as if no such assignment or sale had occurred.

(d) Without limiting the foregoing, a Conduit Lender may, from time to time, with prior or concurrent notice to the Borrower, in one transaction or a series of transactions, assign all or a portion of its interest in the Advances and its rights and obligations under this Agreement and any other Related Documents to which it is a party to a Conduit Assignee; provided that (i) if the ratings of the Commercial Paper of such Conduit Assignee are not at least equal to the ratings of such Conduit Lender, then Borrower consent shall be required, and (ii) such assignment complies with Section 12.02(b) (other than not requiring the consent of the Borrower). Upon and to the extent of such assignment by a Conduit Lender to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of such interest, (ii) the related Administrator for such Conduit Assignee will act as the Administrator for such Conduit Assignee hereunder, with all corresponding rights and powers, express or implied, granted to the Administrator hereunder or under the other Related Documents, (iii) such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) and their respective liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to the Conduit Lender and its Program Support Provider(s) herein and in the other Related Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the Conduit Lender’s obligations, if any, hereunder or any other Related Document, and the Conduit Lender shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the Conduit Lender and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of such interest in the Advances shall be made to the applicable Managing Agent or the related Administrator, as applicable, on behalf of the Conduit Lender and such Conduit Assignee on a pro rata basis according to their respective interests, (vi) the definition of the term “CP Rate” with respect to the portion of the Advances funded with commercial paper issued by the Conduit Lender from time to time shall be determined in the manner set forth in the definition of “CP Rate” applicable to the Conduit Lender on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (or the related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) rather than the Conduit Lender, (vii) the defined terms and other terms and provisions of this Agreement and the other Related Documents shall be interpreted in accordance with the foregoing, (viii) the Conduit Assignee, if it shall not be a Lender already, shall deliver to the Administrative Agent, the Borrower and the Servicer, all applicable tax documentation reasonably requested by the Administrative Agent, the Borrower or the Servicer and (ix) if requested by the related Managing Agent or the related Administrator with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the related Managing Agent or such Administrator may reasonably request to evidence and give effect to the foregoing. For the avoidance of doubt, no assignment by a Conduit Lender to a Conduit Assignee of all or any portion of its interest in the Advances shall in any way diminish the related Committed Lenders’ obligations under Section 2.03 to fund any Advances not funded by the related Conduit Lender or such Conduit Assignee or to acquire from the Conduit Lender or such Conduit Assignee all or any portion of their interest in the Advances pursuant to Section 13.01.

(e) In the event that a Conduit Lender makes an assignment to a Conduit Assignee in accordance with clause (d) above, the Related Committed Lenders: (i) if requested by the related Administrator, shall terminate their participation in the applicable Program Support Agreement to the extent of such assignment, (ii) if requested by the related Administrator, shall execute (either directly or through a participation agreement, as determined by such Administrator) the program support agreement related to such Conduit Assignee, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement entered into by such Committed Lender with respect to the applicable Program Support Agreement (or which shall be otherwise reasonably satisfactory to the Administrator and the Related Committed Lenders), (iii) if requested by the related Conduit Lender, shall enter into such agreements as requested by such Conduit Lender pursuant to which they shall be obligated to provide funding to the Conduit Assignee on substantially the same terms and conditions as is provided for in this Agreement in respect of such Conduit Lender (or which agreements shall be otherwise reasonably satisfactory to such Conduit Lender and the Committed Lenders), and (iv) shall take such actions as the Administrative Agent shall reasonably request in connection therewith.

(f) Except as expressly provided in this Section 12.02, no Lender shall, as between the Borrower and that Lender, or between the Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of a participation in, all or any part of the Advances, the Revolving Notes, the Swing Line Note or other Borrower Obligations owed to such Lender.

(g) The Borrower shall assist any Lender permitted to sell assignments or participations under this Section 12.02 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the participation of management in meetings with potential assignees or participants.

(h) A Lender may furnish any information concerning the Borrower, the Originators, the Servicer and/or the Receivables in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall obtain from all prospective and actual assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.05.

Section 12.03. Termination; Survival of Borrower Obligations Upon Facility Termination Date.

(a) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.

(b) Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by any Affected Party under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrower or the rights of any Affected Party relating to any unpaid portion of the Borrower Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event the performance of which is required after the Facility Termination Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower and all rights of any Affected Party hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the Borrower pursuant to Section 4.01(a), (c), (e), (j), (p), (r) and (v), Article IV, the indemnification and payment provisions of Article X and Sections 11.05, 12.05, 12.14 and 12.15 shall be continuing and shall survive the Termination Date.

Section 12.04. Costs, Expenses and Taxes. (a) The Borrower (failing whom, the Originators) shall reimburse the Administrative Agent, each Managing Agent and each Lender for all reasonable out of pocket expenses incurred in connection with the negotiation and preparation of this Agreement and the other Related Documents (including the reasonable fees and expenses of all of its special counsel, advisors, consultants and auditors retained in connection with the transactions contemplated thereby and advice in connection therewith). The Borrower shall reimburse each Lender, each Managing Agent and the Administrative Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

(i) the forwarding to the Borrower or any other Person on behalf of the Borrower by any Lender of any proceeds of Advances made by such Lender hereunder;

(ii) any amendment, modification or waiver of, consent with respect to, or termination of this Agreement or any of the other Related Documents or advice in connection with the administration hereof or thereof or their respective rights hereunder or thereunder;

(iii) any Litigation, contest or dispute (whether instituted by the Borrower, any Lender, any Managing Agent, the Administrative Agent or any other Person as a party, witness, or otherwise) in any way relating to the Borrower Collateral, any of the Related Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any Litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower, the Servicer or any other Person that may be obligated to any Lender, any Managing Agent or the Administrative Agent by virtue of the Related Documents, including any such Litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the transactions contemplated hereby;

(iv) any attempt to enforce any remedies of a Lender, a Managing Agent or the Administrative Agent against the Borrower, the Servicer or any other Person that may be obligated to them by virtue of any of the Related Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the transactions contemplated hereby;

(v) any work-out or restructuring of the transactions contemplated hereby; and

(vi) efforts to (A) monitor the Advances or any of the Borrower Obligations, (B) evaluate, observe or assess the Originators, the Parent, the Borrower, or the Servicer or their respective affairs, and (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Borrower Collateral;

including all reasonable attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 12.04, all of which shall be payable, on demand, by the Borrower (failing whom, the Originators) to the applicable Lender, the applicable Managing Agent or the

Administrative Agent, as applicable. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

(b) In addition, the Borrower (failing whom, the Originators) shall pay on demand any and all stamp, sales, excise and other taxes, gross receipts or franchise taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement or any other Related Document excluding taxes imposed on or measured by the net income, gross receipts or franchise taxes of any Affected Party by the jurisdictions under the laws of which such Affected Party is organized or by any political subdivisions thereof, and the Borrower (failing whom, each Originator) agrees to indemnify and save each Indemnified Person harmless from and against any and all liabilities with respect to or resulting from any delay or failure to pay such taxes and fees.

Section 12.05. Confidentiality.

(a) Except to the extent otherwise required by applicable law or as required to be filed publicly with the Securities and Exchange Commission, or unless the Administrative Agent shall otherwise consent in writing, the Borrower agrees to maintain the confidentiality of this Agreement (and all drafts hereof and documents ancillary hereto), in its communications with third parties other than any Affected Party or any Indemnified Person or any financial institution party to the Credit Agreement and otherwise not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party or an Indemnified Person or any financial institution party to the Credit Agreement.

(b) The Borrower agrees that it shall not (and shall not permit any of its Affiliates to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the other Related Documents without the prior written consent of the Managing Agents and the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower shall consult with the Administrative Agent and any Managing Agents specifically referenced therein prior to the issuance of such news release or public announcement. The Borrower may, however, disclose the general terms of the transactions contemplated by this Agreement and the other Related Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.

(c) The Administrative Agent, each Managing Agent, each Administrator and each Lender agrees to maintain the confidentiality of the Information (as defined below), and will not use such confidential Information for any purpose or in any matter except in connection with this Agreement, except that Information may be disclosed (1) to (i) each Affected Party (ii) its and each Affected Party’s and their respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to not disclose or use such Information in violation of Regulation FD (17 C.F.R. § 243.100-243.103)) and (iii) industry trade organizations for inclusion in league table measurements, (2) to any regulatory authority, (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement, (5) to the extent required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of (or participant in), or any prospective assignee of (or participant in), any of its rights or obligations under this Agreement, (7) with the consent of the Borrower (8) to any nationally recognized statistical rating organization rating a Conduit Lender’s Commercial Paper, any dealer or placement agent of or depositary for the Conduit Lender’s Commercial Paper, any Administrator, any Program Support Provider, any credit/financing provider to any Conduit Lender or any of such Person’s counsel or accountants in relation to this Agreement or any other Related Document if they agree to hold the Information confidential or (9) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or any other confidentiality agreement to which it is party with the Borrower or the Parent or any subsidiary thereof or (ii) becomes available to the Administrative Agent, any Managing Agent, any Administrator or any Lender on a nonconfidential basis from a source other than the Parent or any subsidiary thereof. For the purposes of this Section, “Information” means all information received from the Borrower and Servicer relating to the Borrower, the Servicer, the Parent or any subsidiary thereof or their businesses, or any Obligor, other than any such information that is available to the Administrative Agent, any Managing Agent, any Administrator or any Lender on a nonconfidential basis prior to disclosure by Borrower or Servicer; provided that in the case of information received from the Borrower or Servicer after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.06. Complete Agreement; Modification of Agreement. This Agreement and the other Related Documents constitute the complete agreement among the parties hereto with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 12.07.

Section 12.07. Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by the Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and by the Requisite Lenders or, to the

extent required under clause (b) below, by all affected Lenders and the Swing Line Lender, as applicable, and, to the extent required under clause (b) or clause (c) below, by the Administrative Agent and the applicable Managing Agents. Except as set forth in clause (b) below, all amendments, modifications, terminations or waivers requiring the consent of any Lenders without specifying the required percentage of Lenders shall require the written consent of the Requisite Lenders.

(b)(i) No amendment, modification, termination or waiver shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (1) increase the principal amount of any Lender’s Commitment; (2) reduce the principal of, rate of interest on or Fees payable with respect to any Advance made by any affected Lender; (3) extend any scheduled payment date or final maturity date of the principal amount of any Advance of any affected Lender; (4) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (5) change the percentage of the Aggregate Commitments or of the aggregate Outstanding Principal Amount which shall be required for Lenders or any of them to take any action hereunder; (6) release all or substantially all of the Borrower Collateral; or (7) amend or waive this Section 12.07 or the definition of the term “Requisite Lenders” insofar as such definition affects the substance of this Section 12.07. No amendment, modification, termination or waiver shall, unless in writing and signed by each Requisite Lender and, if the SMBC Lender Group and Bank of America Lender Group have not made any assignment of their rights hereunder and are not included in determining Lenders that constitute Requisite Lenders, by the Managing Agent of the SMBC Lender Group and the Bank of America Lender Group, do any of the following: (x) modify or waive Section 5.03(a), (b), (e) through (l), (o) or (p), (y) modify or waive Section 8.01(v), or (z) modify any of the following definitions or component definitions thereof in a manner which would increase availability to the Borrower for Advances hereunder: “Borrowing Base,” “Dynamic Advance Rate,” “Interest Reserve,” “Servicing Fee Reserve,” or “Net Receivables Balance.” Furthermore, no amendment, modification, termination or waiver shall be effective to the extent that it (x) affects the rights or duties of the Administrative Agent or any Managing Agent under this Agreement or any other Related Document unless in writing and signed by the Administrative Agent or such Managing Agent, as applicable, or (y) affects the rights or duties of the Swing Line Lender under this Agreement or modifies or amends any other provision of this Agreement or any other Related Document relating the Swing Line Loan, Swing Line Advances or the Swing Line Lender unless in writing and signed by the Swing Line Lender.

(i) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Administrative Agent to take additional Borrower Collateral pursuant to any Related Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of such Note. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.07 shall be binding upon each holder of a Note at the time outstanding and each future holder of a Note.

(ii) Neither the Administrative Agent, any Managing Agent nor any Lender shall waive any of the provisions set forth in Section 4.01(v) or Section 5.01(g) if such waiver would adversely affect the Ratings.

(c) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described this clause (i) or in clause (ii) below being referred to as a “Non-Consenting Lender”), or

(ii) requiring the consent of all Lenders, the consent of Requisite Lenders is obtained, but the consent of all Lenders is not obtained,

then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request the Administrative Agent, or a Person acceptable to the Administrative Agent, shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Advances held by the Non-Consenting Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(d) Upon indefeasible payment in full in cash and performance of all of the Borrower Obligations (other than indemnification obligations under Section 10.01), termination of the aggregate Commitments of all Lenders and a release of all claims against the Secured Parties, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, the Administrative Agent shall deliver to the Borrower termination statements and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Borrower Obligations.

Section 12.08. No Waiver; Remedies. The failure by any Lender, any Managing Agent or the Administrative Agent, at any time or times, to require strict performance by the Borrower or the Servicer of any provision of this Agreement, any Receivables Assignment or any other Related Document shall not waive, affect or diminish any right of any Lender, any Managing Agent or the Administrative Agent thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower or the Servicer contained in this Agreement, any Receivables Assignment or any other Related Document, and no breach or default by the Borrower or the Servicer hereunder or thereunder, shall be deemed to have been suspended or waived by any Lender, any Managing Agent or the Administrative Agent unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of each applicable Managing Agent and the Administrative Agent and directed to the Borrower or the Servicer, as applicable, specifying such suspension or waiver. The rights and remedies of the Lenders, the Managing Agents and the Administrative Agent under this Agreement and the other Related Documents shall be cumulative and nonexclusive of any other rights and remedies that the Lenders, the Managing Agents and the Administrative Agent may have hereunder, thereunder, under any other agreement, by operation of law or otherwise. Recourse to the Borrower Collateral shall not be required.

Section 12.09. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND EACH OTHER RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE ADMINISTRATIVE AGENT IN THE BORROWER COLLATERAL OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT; PROVIDED THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER, ANY MANAGING AGENT OR THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE BORROWER COLLATERAL OR ANY OTHER SECURITY FOR THE BORROWER OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDERS, THE MANAGING AGENTS OR THE ADMINISTRATIVE AGENT. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE

BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS PROVIDED FOR IN SECTION 12.01 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.10. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 12.11. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 12.12. Section Titles. The section, titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 12.13. Further Assurances.

(a) The Borrower shall, or shall cause the Servicer to, at its sole cost and expense, upon request of any of the Lenders or the Managing Agents, promptly and duly execute and deliver any and all further instruments and documents and take such further action that may be necessary or desirable or that any of the Lenders, the Managing Agents or the Administrative Agent may request to (i) perfect, protect, preserve, continue and maintain fully the Liens granted to the Administrative Agent for the benefit of the Secured Parties under this Agreement, (ii) enable the Lenders, the Managing Agents or the Administrative Agent to exercise and enforce its rights under this Agreement or any of the other Related Documents or (iii) otherwise carry out more effectively the provisions and purposes of this Agreement or any other Related Document. Without limiting the generality of the foregoing, the Borrower shall, upon request of any of the Lenders, the Managing Agents or the Administrative Agent, (A) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices that may be necessary or desirable or that any of the Lenders, the Managing Agents or the Administrative Agent may request to perfect, protect and preserve the Liens granted pursuant to this Agreement, free and clear of all Adverse Claims, (B) mark, or cause the Servicer to mark, each Contract evidencing each Transferred Receivable with a legend, acceptable to each Lender, the Managing Agents and the Administrative Agent evidencing that the Borrower has purchased such Transferred Receivables and that the Administrative Agent, for the benefit of the Secured Parties, has a security interest in and lien thereon, (C) mark, or cause the Servicer to mark, its master data processing records evidencing such Transferred Receivables with such a legend and (D) notify or cause the Servicer to notify Obligors of the Liens on the Transferred Receivables granted hereunder.

(b) Without limiting the generality of the foregoing, the Borrower hereby authorizes the Lenders and the Administrative Agent, and each of the Lenders hereby authorizes the Administrative Agent, to file one or more financing or continuation statements, or amendments thereto or assignments thereof, relating to all or any part of the Transferred Receivables, including Collections with respect thereto, or the Borrower Collateral without the signature of the Borrower or, as applicable, the Lenders, as applicable, to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables, the Borrower Collateral or any part thereof shall be sufficient as a notice or financing statement where permitted by law.

Section 12.14. No Proceedings. Each of Administrative Agent, each Managing Agent, each Administrator and each Lender agrees that, from and after the Closing Date and until the date one year plus one day following the Termination Date, it will not, directly or indirectly, institute or cause to be instituted against the Borrower any proceeding of the type referred to in Sections 8.01(d) and 8.01(e). This Section 12.14 shall survive the termination of this Agreement.

Section 12.15. Limitation on Payments. Notwithstanding any provision in any other section of this Agreement to the contrary, the obligation of the Borrower to pay any amounts payable to Lender or any other Affected Party pursuant to Sections 2.09, 2.10 and 10.01 of this Agreement shall be without recourse to the Borrower except as to any Collections and other amounts and/or proceeds of the Transferred Receivables (collectively, the “Available Amounts”) required to be distributed to the Lenders, to the extent that such amounts are available for distribution. In the event that amounts payable to a Lender or any other Affected Party pursuant to this Agreement exceed the Available Amounts, the excess of the amounts due hereunder over the Available Amounts paid shall not constitute a “claim” under Section 101(5) of the Bankruptcy Code against the Borrower until such time as the Borrower has Available Amounts. The foregoing shall not operate to limit the rights of the Administrative Agent or any other Affected Party to enforce any claims of Borrower or its assigns against the Originators under the Sale Agreement or any other Related Document.

Section 12.16. Limited Recourse. The obligations of the Secured Parties under this Agreement and all Related Documents are solely the corporate obligations of each such Secured Party. No recourse shall be had for the payment of any amount owing in respect of Advances or for the payment of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement or any other Related Document against any Stockholder, employee, officer, director, agent or incorporator of such Secured Party. No Conduit Lender shall, nor shall be obligated to, pay any amount pursuant to the Related Documents unless such Conduit Lender has received funds which may be used to make such payment pursuant to such Conduit Lender’s commercial paper program documents. Any amount which such Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or an obligation of such Conduit Lender for any insufficiency unless and until such Conduit Lender satisfies the provisions of such preceding sentence. This Section 12.16 shall survive the termination of this Agreement.

Section 12.17. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for any of the Discretionary Lenders, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Discretionary Lender to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against the such Discretionary Lender under any federal or state bankruptcy, insolvency or similar law (including the Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Discretionary Lender, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Discretionary Lender. The provisions of this Section 12.17 shall survive the termination of this Agreement.

ARTICLE XIII.

Section 13.01. Assignment to Committed Lenders.

(a) Assignment Amounts. At any time on or prior to the Facility Termination Date for the applicable Conduit Lender, if the related Administrator on behalf of such Conduit Lender in such Lender Group so elects, by written notice to the Administrative Agent, the Borrower hereby irrevocably requests and directs that such Conduit Lender assign, and such Conduit Lender does hereby assign effective on the Assignment Date referred to below all or such portions as may be elected by the Conduit Lender of its interest in the Advances at such time to the Committed Lenders in its Lender Group pursuant to this Section 13.01 and the Borrower hereby agrees to pay the amounts described in Section 13.01(b); provided that unless such assignment is an assignment of all of such Conduit Lender’s interest in the Advances in whole on or after such Conduit Lender’s Conduit Investment Termination Date, no such assignment shall take place pursuant to this Section 13.01 if a Termination Event described in Section 8.01(x) shall then exist; and provided further that no such assignment shall take place pursuant to this Section 13.01 at a time when an Event of Bankruptcy with respect to such Conduit Lender exists. No further documentation or action on the part of such Conduit Lender or the Borrower shall be required to exercise the rights set forth in the immediately preceding sentence, other than the giving of the notice by the related Administrator on behalf of such Conduit Lender referred to in such sentence and the delivery by the related Administrator of a copy of such notice to each Committed Lender in its Lender Group (the date of the receipt by such Administrator of any such notice being the “Assignment Date”). Each Committed Lender in the applicable Conduit Lender’s Lender Group hereby agrees, unconditionally and irrevocably and under all circumstances, without setoff, counterclaim or defense of any kind, to pay the full amount of its Assignment Amount on such Assignment Date to the applicable Conduit Lender in immediately available funds to an account designated by the related Administrator. Upon payment of its Assignment Amount, each related Committed Lender shall acquire an interest in the Advances equal to its pro rata share (based on the outstanding portions of the Advances funded by it) of the assigned portion of the Advances. Upon any assignment in whole by a Conduit Lender to the Committed Lenders in its Lender Group on or after such Conduit Lender’s Conduit Investment Termination Date as contemplated hereunder, such Conduit Lender shall cease to make any additional Advances hereunder. At all times prior to a Conduit Lender’s Conduit Investment Termination Date, nothing herein shall prevent a Conduit Lender from making a subsequent Advance hereunder, in its sole discretion, following any assignment pursuant to this Section 13.01 or from making more than one assignment pursuant to this Section 13.01.

(b) Borrower’s Obligation to Pay Certain Amounts; Additional Assignment Amount. The Borrower shall pay to the applicable Administrator, for the account of the applicable Conduit Lender, in connection with any assignment by such Conduit Lender to the Committed Lenders in its Lender Group pursuant to this Section 13.01, an aggregate amount equal to all interest to accrue through the end of the current Interest Period to the extent attributable to the portion of the Advances so assigned to the Committed Lenders (which interest shall be determined for such purpose using the CP Rate most recently determined by the applicable Administrator) (as determined immediately prior to giving effect to such assignment), plus all other Borrower Obligations then owing to such Conduit Lender (other than the Advances and other than any interest not described above) related to the portion of the Advances so assigned to the Committed Lenders in its Lender Group. If the Borrower fails to make payment of such amounts at or prior to the time of assignment by the Conduit Lender to its Committed Lenders, such amount shall be paid by the Committed Lenders on a pro rata basis (based on these Commitments) to the Conduit Lender as additional consideration for the interests assigned to the Committed Lenders and the amount of the “Advances” hereunder held by the Committed Lenders shall be increased by an amount equal to the additional amount so paid by the Committed Lenders.

(c) Administration of Agreement after Assignment from Conduit Lender to Committed Lenders following the Conduit Investment Termination Date. After any assignment in whole by a Conduit Lender to the Committed Lenders in its Lender Group

pursuant to this Section 13.01 at any time on or after such Conduit Lender’s Conduit Investment Termination Date (and the payment of all amounts owing to the Conduit Lender in connection therewith), all rights of the applicable Administrator set forth herein shall be given to the related Managing Agent on behalf of the applicable Committed Lenders instead of the Administrator.

(d) Recovery of Advances. In the event that the aggregate of the Assignment Amounts paid by the Committed Lenders pursuant to this Section 13.01 on any Assignment Date occurring on or after such Conduit Lender’s Conduit Investment Termination Date is less than the Advances of the Conduit Lender on such Assignment Date, then to the extent Collections thereafter received by the Administrative Agent hereunder in respect of the Advances exceed the aggregate of the unrecovered Assignment Amounts and Advances funded by such Committed Lenders, such excess shall be remitted by the Administrative Agent to the Conduit Lender (or to the applicable Administrator on its behalf) for the account of the Conduit Lender.

Section 13.02. Downgrade of Committed Lender. (a) Downgrades Generally. If at any time on or prior to the Facility Termination Date for a Conduit Lender, the short term debt rating of any Committed Lender in such Conduit Lender’s Lender Group shall be “A-2” or “P-2” from S&P or Moody’s, respectively, with negative credit implications, such Committed Lender, upon request of the applicable Managing Agent, shall, within thirty (30) days of such request, assign its rights and obligations hereunder to another financial institution (which institution’s short term debt shall be rated at least “A-2” or “P-2” from S&P or Moody’s, respectively, and which shall not be so rated with negative credit implications and which is acceptable to the related Conduit Lender and its Administrator). If the short term debt rating of a Committed Lender shall be “A-3” or “P-3”, or lower, from S&P or Moody’s, respectively (or such rating shall have been withdrawn by S&P or Moody’s), such Committed Lender, upon request of the applicable Managing Agent, shall, within five (5) Business Days of such request, assign its rights and obligations hereunder to another financial institution (which institution’s short term debt shall be rated at least “A-2” or “P-2”, from S&P or Moody’s, respectively, and which shall not be so rated with negative credit implications and which is acceptable to the applicable Conduit Lender and its Administrator). In either such case, if any such Committed Lender shall not have assigned its rights and obligations under this Agreement within the applicable time period described above (in either such case, the “Required Downgrade Assignment Period”), the related Managing Agent on behalf of the applicable Conduit Lender shall have the right to require such Committed Lender to pay upon one (1) Business Day’s notice at any time after the Required Downgrade Assignment Period (and each such Committed Lender hereby agrees in such event to pay within such time) to the related Managing Agent an amount equal to such Committed Lender’s unused Commitment (a “Downgrade Draw”) for deposit by the related Managing Agent into an account, in the name of the related Managing Agent (a “Downgrade Collateral Account”), which shall be in satisfaction of such Committed Lender’s obligations to make Advances and to pay its Assignment Amount upon an assignment from a Conduit Lender in accordance with Section 13.01; provided that if, during the Required Downgrade Assignment Period, such Committed Lender delivers a written notice to the related Managing Agent of its intent to deliver a direct pay irrevocable letter of credit pursuant to this proviso in lieu of the payment required to fund the Downgrade Draw, then such Committed Lender will not be required to fund such Downgrade Draw. If any Committed Lender gives the related Managing Agent such notice, then such Committed Lender shall, within one (1) Business Day after the Required Downgrade

Assignment Period, deliver to the related Managing Agent a direct pay irrevocable letter of credit in favor of the related Managing Agent in an amount equal to the unused portion of such Committed Lender’s Commitment, which letter of credit shall be issued through a United States office of a bank or other financial institution (i) whose short-term debt ratings by S&P and Moody’s are at least equal to the ratings assigned by such statistical rating organization to the Commercial Paper of its related Conduit Lender and (ii) that is acceptable to the applicable Conduit Lender and its Administrator. Such letter of credit shall provide that the related Managing Agent may draw thereon for payment of any Advance or Assignment Amount payable by such Committed Lender which is not paid hereunder when required, shall expire no earlier than the related Facility Termination Date and shall otherwise be in form and substance acceptable to the related Managing Agent.

(b) Application of Funds in Downgrade Collateral Account. If any Committed Lender shall be required pursuant to Section 13.02(a) to fund a Downgrade Draw, then the related Managing Agent shall apply the monies in the Downgrade Collateral Account applicable to such Committed Lender’s share of Advances required to be made by the Committed Lenders and to any Assignment Amount payable by such Committed Lender pursuant to Section 13.01 at the times, in the manner and subject to the conditions precedent set forth in this Agreement. The deposit of monies in such Downgrade Collateral Account by any Committed Lender shall not constitute an Advance or the payment of any Assignment Amount (and such Committed Lender shall not be entitled to interest on such monies except as provided below in this Section 13.02(b), unless and until (and then only to the extent that) such monies are used to fund Advances or to pay any Assignment Amount. The amount on deposit in such Downgrade Collateral Account shall be invested by the related Managing Agent in Permitted Investments (or other eligible investments permitted under the applicable Conduit Lender’s commercial paper program) and such Permitted Investments shall be selected by the related Managing Agent in its sole discretion. The related Managing Agent shall remit to such Committed Lender, on the last Business Day of each month, the income actually received thereon. Unless required to be released as provided below in this subsection, Collections received by the related Managing Agent in respect of such Committed Lender’s portion of the Advances shall be deposited in the Downgrade Collateral Account for such Committed Lender. Amounts on deposit in such Downgrade Collateral Account shall be released to such Committed Lender (or the stated amount of the letter of credit delivered by such Committed Lender pursuant to subsection (a) above may be reduced) within one (1) Business Day after each Settlement Date following the Termination Date to the extent that, after giving effect to the distributions made and received by the Lenders on such Settlement Date, the amount on deposit in such Downgrade Collateral Account would exceed such Committed Lender’s pro rata share (determined as of the day prior to the Termination Date) of the sum of all portions of Advances then funded by the applicable Conduit Lender, plus the Interest Component. All amounts remaining in such Downgrade Collateral Account shall be released to such Committed Lender no later than the Business Day immediately following the earliest of (i) the effective date of any replacement of such Committed Lender or removal of such Committed Lender as a party to this Agreement, (ii) the date on which such Committed Lender shall furnish the related Managing Agent with confirmation that such Committed Lender shall have short-term debt ratings of at least “A-2” or “P-2” from S&P and Moody’s, respectively, without negative credit implications, and (iii) the Facility Termination Date (or if earlier, the Facility Termination Date in effect prior to any renewal pursuant to Section 13.03 to which such Committed Lender does not consent).

Nothing in this Section 13.02 shall affect or diminish in any way any such downgraded Committed Lender’s Commitment to the Borrower or the applicable Conduit Lender or such downgraded Committed Lender’s other obligations and liabilities hereunder and under the other Related Documents.

(c) Program Support Agreement Downgrade Provisions. Notwithstanding the other provisions of this Section 13.02, a Committed Lender shall not be required to make a Downgrade Draw (or provide for the issuance of a letter of credit in lieu thereof) pursuant to Section 13.02(a) at a time when such Committed Lender has a downgrade collateral account (or letter of credit in lieu thereof) established pursuant to any Program Support Agreement relating to the transactions contemplated by this Agreement to which it is a party containing an amount at least equal to its unused Commitment, and the related Managing Agent may apply monies in such downgrade collateral account in the manner described in Section 13.02(b) as if such downgrade collateral account were a Downgrade Collateral Account.

Section 13.03. Extension of Final Advance Date; Non-Renewing Committed Lenders. Not more than ninety (90) days or less than seventy-five (75) days prior to the then current Final Advance Date, the SPV may request an extension thereof for an additional period not to exceed 364 days. Each Committed Lender will deliver to the SPV at least sixty (60) days prior to the then current Final Advance Date a non-binding indication of whether it intends to consent to such extension. Any failure of a Committed Lender to respond by the sixtieth day preceding such Final Advance Date shall constitute a refusal to consent to such an extension. If at any time the Borrower requests that the Committed Lenders renew their Commitments hereunder and some but less than all the Committed Lenders consent to such renewal, the Borrower may arrange for an assignment, and such non-consenting Committed Lenders shall agree to assign, to one or more financial institutions acceptable to the related Conduit Lender and the Borrower of all the rights and obligations hereunder of each such non-consenting Committed Lender in accordance with this Agreement. Any such assignment shall become effective on the then-current Final Advance Date. Each Committed Lender which does not so consent to any renewal shall cooperate fully with the Borrower in effectuating any such assignment. If none or less than all the Commitments of the non-renewing Committed Lenders are so assigned as provided above, then the Final Advance Date shall not be extended.

Section 13.04. Replacement of Lender. Following a demand by the Administrative Agent or a Managing Agent (whether on behalf of a Lender (an “Affected Lender”), its related Program Support Provider or any other Affected Party in such Affected Lender’s Lender Group) for payment of any amounts under Section 2.09, the Borrower may elect to replace such Affected Lender as a Lender party to this Agreement with an assignee Lender procured by the Borrower, provided that no Incipient Termination Event or Termination Event shall have occurred and be continuing at the time of such replacement; and provided further that, concurrently with such replacement, such assignee Lender shall agree to purchase for cash the Advances and all other rights of, and obligations due to, the Affected Lender hereunder pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date. Any such Affected Lender shall assign its rights and interests hereunder, such assignment to be effected in compliance with the requirements of Section 12.02. In the event that such an assignment occurs, the assignee Lender (i) if requested by the applicable Administrator, shall execute (either directly or through a participation agreement, as determined by the Administrator) a Program Support Agreement related to the applicable Conduit Lender, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement by the assigning Affected Lender with respect to the applicable Program Support Agreement (or which shall be otherwise reasonably satisfactory to the applicable Administrator), it being understood that the assignee Lender shall not be required to execute a Program Support Agreement if its Lender Group does not include a Conduit Lender, and (ii) shall take such actions as the Administrative Agent and the Managing Agents shall reasonably request in connection therewith. For so long as the sum of the Commitments of any Affected Lenders under this Section 13.04 is equal to or less than 50% of the Aggregate Commitments, each such Affected Lender shall use commercially reasonable efforts to assign its rights and interests hereunder to any Person identified by the Borrower as a potential assignee Lender hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Third Amended and Restated Receivables Funding and Administration Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SIT FUNDING CORPORATION,
as the Borrower

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	General Counsel and Corporate Secretary

S-1	Third Amended and Restated Receivables Funding and Administration Agreement

Commitment: $204,000,000	BANK OF AMERICA LENDER GROUP:

BANK OF AMERICA, N.A.,
as a Lender, as Swing Line Lender, as Administrator for YC SUSI Trust, as Managing Agent for the Bank of America Lender Group and as the Bank of America Committed Lender

	By:	/s/ Erie R.L. Archer
	Name:	Erie R.L. Archer
	Title:	Principal

YC SUSI TRUST, as a Lender and the Bank of America Discretionary Lender

	By:	Bank of America, National Association
as Administrative Trustee

	By:	/s/ Erie R.L. Archer
	Name:	Erie R.L. Archer
	Title:	Principal

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Erie R.L. Archer
	Name:	Erie R.L. Archer
	Title:	Principal

S-2	Third Amended and Restated Receivables Funding and Administration Agreement

Commitment: $153,000,000	SMBC LENDER GROUP:

SMBC SECURITIES, INC.,
as Administrator for Manhattan Asset Funding Company LLC and as Managing Agent for the SMBC Lender Group

	By:	/s/ Tetsuya Tonoike
	Name:	Tetsuya Tonoike
	Title:	President

SUMITOMO MITSUI BANKING CORPORATION, as a Lender and the SMBC Committed Lender

	By:	/s/ Katsutoshi Nishimura
	Name:	Katsutoshi Nishimura
	Title:	Senior Vice President

MANHATTAN ASSET FUNDING COMPANY LLC, as a Lender and the SMBC Discretionary Lender

	By:	MAF RECEIVABLES CORP.,
its sole member

	By:	/s/ Philip A. Martone
	Name:	Philip A. Martone
	Title:	Vice President

S-3	Third Amended and Restated Receivables Funding and Administration Agreement

Exhibit 2.01(a) to Funding Agreement

FORM OF REVOLVING NOTE

$	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, SIT FUNDING CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of [                    ] (the “Lender”), at the offices of BANK OF AMERICA, N.A., a national banking association, as agent for the Lender (the “Administrative Agent”), at its address at [                    ], or at such other place as the Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of              DOLLARS AND          CENTS ($            ) or, if less, the aggregate unpaid amount of all Revolving Credit Advances made to the undersigned under the “Funding Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Funding Agreement or in Annex X thereto.

This Revolving Note is one of the Revolving Notes issued pursuant to that certain Third Amended and Restated Receivables Funding and Administration Agreement dated as of January 23, 2009 by and among the Borrower, the Lender (and any other “Lender” party thereto), the other parties thereto, and the Administrative Agent (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Funding Agreement”), and is entitled to the benefit and security of the Funding Agreement and all of the other Related Documents referred to therein. Reference is hereby made to the Funding Agreement for a statement of all of the terms and conditions under which the Revolving Credit Advances evidenced hereby are made and are to be repaid. The date and amount of each Revolving Credit Advance made by the Lender to the Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books; provided that the failure of the Administrative Agent to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Funding Agreement or this Revolving Note in respect of the Revolving Credit Advances actually made by the Lender to the Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Funding Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Funding Agreement.

If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Termination Event, this Revolving Note may, as provided in the Funding Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

Except as provided in the Funding Agreement, this Revolving Note may not be assigned by the Lender to any Person.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

SIT FUNDING CORPORATION

By:
Name:
Title:

Exhibit 2.01(b)(ii)-2

Exhibit 2.01(b)(ii) to Funding Agreement

FORM OF SWING LINE NOTE

$	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, SIT FUNDING CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of BANK OF AMERICA, N.A. (“Bank of America”), a national banking association (the “Swing Line Lender”), at the offices of Bank of America, as agent (in such capacity, the “Administrative Agent”), at the Administrative Agent’s address at [                    ], or at such other place as the Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of              DOLLARS AND NO CENTS ($            ) or, if less, the aggregate unpaid amount of all Swing Line Advances made to the undersigned under the “Funding Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Funding Agreement or in Annex X thereto.

This Swing Line Note is issued pursuant to that certain Third Amended and Restated Receivables Funding and Administration Agreement dated as of January 23, 2009 by and among the Borrower, the Swing Line Lender, the other “Lenders” party thereto, the other parties thereto, and the Administrative Agent (including all annexes, exhibits and schedules thereto and as from time to time amended, restated, supplemented or otherwise modified, the “Funding Agreement”), and is entitled to the benefit and security of the Funding Agreement and all of the other Related Documents referred to therein. Reference is hereby made to the Funding Agreement for a statement of all of the terms and conditions under which the Swing Line Advances evidenced hereby are made and are to be repaid. The date and amount of each Swing Line Advance made by the Swing Line Lender to the Borrower, the rate of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books; provided that the failure of the Administrative Agent to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Funding Agreement or this Swing Line Note in respect of the Swing Line Advances made by the Swing Line Lender to the Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Funding Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Funding Agreement.

If any payment on this Swing Line Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Termination. Event, this Swing Line Note may, as provided in the Funding Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Swing Line Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

THIS SWING LINE NOTE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

SIT FUNDING CORPORATION

By:
Name:
Title:

Exhibit 2.01(b)(ii)-2

Exhibit 2.02(a) to Funding Agreement

FORM OF FACILITY LIMIT REDUCTION NOTICE

[Insert Date]

Bank of America, N.A.,
as Administrative Agent 214 North Tryon Street, 19th Floor NC1-027-19-01
Charlotte, NC 28255
Attention:	ABCP Funding Group
Telephone:	(704) 386-7922
Telecopy:	(704) 388-9169

Re: Third Amended and Restated Receivables Funding and Administration Agreement dated as of January 23, 2009

Ladies and Gentlemen:

This notice is given pursuant to Section 2.02(a) of that certain Receivables Funding and Administration Agreement dated as of January 23, 2009 (the “Funding Agreement”), by and among SIT FUNDING CORPORATION (the “Borrower”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto and Bank of America, N.A., as Lender, Swing Line Lender and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

Pursuant to Section 2.02(a) of the Funding Agreement, the Borrower hereby irrevocably notifies the Managing Agents and the Administrative Agent of its election to permanently reduce the Facility Limit to [$            ], effective as of [                 ], [            ].1 [This reduction is the [first/second] reduction [for the current calendar year] permitted by Section 2.02(a) of the Funding Agreement.] After such reduction, the Maximum Advances Outstanding shall equal [$            ] and will not be less than the Outstanding Principal Amount.

Very truly yours,

SIT FUNDING CORPORATION

By
Name
Title

[1]	This day shall be a Business Day at least ten Business Days after the date this notice is given.

Exhibit 2.02(b) to Funding Agreement

FORM OF FACILITY TERMINATION NOTICE

[Insert Date]

Bank of America, N.A.,

as Administrative Agent

214 North Tryon Street, 19th Floor

NC1-027-19-01

Charlotte, NC 28255

Attention:	ABCP Funding Group
Telephone:	(704) 386-7922
Telecopy:	(704) 388-9169

Re: Third Amended and Restated Receivables Funding and Administration Agreement dated as of January 23, 2009

Ladies and Gentlemen:

This notice is given pursuant to Section 2.02(b) of that certain Receivables Funding and Administration Agreement dated as of January 23, 2009 (the “Funding Agreement”), by and among SIT FUNDING CORPORATION (the “Borrower”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto and Bank of America, N.A., as a Lender, Swing Line Lender and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

Pursuant to Section 2.02(b) of the Funding Agreement, the Borrower hereby irrevocably notifies the Managing Agents and the Administrative Agent of its election to reduce the Facility Limit to zero effective as of [                     ], [            ]2. In connection therewith, the Borrower shall reduce Outstanding Principal Amount to zero on or prior to such date and make all other payments required by Section 2.03(h) and pay any other fees that are due and payable pursuant to the Fee Letter at the time and in the manner specified therein.

Very truly yours, SIT FUNDING CORPORATION

By
Name
Title

[2]	Which day shall be a Business Day at least 30 days after the date this notice is given.

Exhibit 2.03(a) to Funding Agreement

FORM OF BORROWING REQUEST

[Insert Date]

Bank of America, N.A.,

as Administrative Agent

214 North Tryon Street, 19th Floor

NC1-027-19-01

Charlotte, NC 28255

Attention:	ABCP Funding Group
Telephone:	(704) 386-7922
Telecopy:	(704) 388-9169

Re: Third Amended and Restated Receivables Funding and Administration Agreement dated as of January 23, 2009

Ladies and Gentlemen:

This notice is given pursuant to Section 2.03(a) of that certain Receivables Funding and Administration Agreement dated as of January 23, 2009 (the “Funding Agreement”), by and among SIT FUNDING CORPORATION (the “Borrower”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto and Bank of America, N.A., as a lender, the Swing Line Lender and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

Pursuant to Section 2.01 of the Funding Agreement, the Borrower hereby requests that a Borrowing be made to the Borrower on [                     ], [            ], in the amount of [$            ] which shall be [a Swing Line Advance][a Revolving Loan Advance], to be disbursed to the Borrower in accordance with Section 2.04(a) of the Funding Agreement. The Borrower hereby represents and warrants that the conditions set forth in Section 3.02 of the Funding Agreement have been satisfied. Attached hereto is a certificate setting forth a pro forma calculation of the Borrowing Base after giving effect to the acquisition by the Borrower of new Transferred Receivables and the receipt of Collections since the date of the most recent Borrowing Base Certificate, and the making of such Borrowing.

Very truly yours, SIT FUNDING CORPORATION

By
Name
Title

Exhibit to Borrowing Request

Pro Forma Calculation of Borrowing Base

Exhibit 2.03(a)-2

Exhibit 2.03(h) to Funding Agreement

FORM OF REPAYMENT NOTICE

[Insert Date]

Bank of America, N.A.,

as Administrative Agent

214 North Tryon Street, 19th Floor

NC1-027-19-01

Charlotte, NC 28255

Attention:	ABCP Funding Group
Telephone:	(704) 386-7922
Telecopy:	(704) 388-9169

Re: Third Amended and Restated Receivables Funding and Administration Agreement dated as of January 23, 2009

Ladies and Gentlemen:

This notice is given pursuant to Section 2.03(h) of that certain Receivables Funding and Administration Agreement dated as of January 23, 2009 (the “Funding Agreement”), by and among SIT FUNDING CORPORATION (the “Borrower”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto, and Bank of America, N.A., as a lender (in such capacity, the “Lender”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

Pursuant to Section 2.03(h) of the Funding Agreement, the Borrower hereby notifies the Managing Agents and the Administrative Agent of its request to repay the principal amount of outstanding Advances in an amount equal to [$            ] on [                 ], [            ] (which is a Business Day), from [Collections/other sources]. In connection therewith, the Borrower will pay to the Administrative Agent all interest accrued on the outstanding principal balance of Advances being repaid through but excluding the date of such repayment.

Very truly yours, SIT FUNDING CORPORATION

By
Name
Title

Exhibit 5.02(b) to Funding Agreement

Form of

BORROWING BASE CERTIFICATE

Exhibit 9.03 to Funding Agreement

Form of

POWER OF ATTORNEY

This Power of Attorney is executed and delivered by SIT FUNDING CORPORATION, as Borrower, (“Grantor”) under the Funding Agreement (as defined below), to Bank of America, N.A., as Administrative Agent under the Funding Agreement (hereinafter referred to as “Attorney”), pursuant to that certain Third Amended and Restated Receivables Funding and Administration Agreement dated as of January 23, 2009 (the “Funding Agreement”), by and among Grantor, the other parties thereto and Attorney and the other Related Documents. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Funding Agreement. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or cancelled by Grantor until all Borrower Obligations under the Related Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto.

Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Funding Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following: (a) open mail for it, and ask, demand, collect, give acquaintances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due in respect of Transferred Receivables, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any Borrower Collateral; (b) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against any Borrower Collateral; (c) defend any suit, action or proceeding brought against it or any Borrower Collateral if the Grantor does not defend such suit, action, or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to the Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (d) file or prosecute any claim, Litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due with respect to any Borrower Collateral or otherwise with respect to the Related Documents whenever payable and to enforce any other right in respect of its property; (e) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any Borrower Collateral, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (f) cause the certified public accountants then engaged by it to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any and all financial statements or other reports required to be delivered by or on behalf of Grantor under the Related Documents, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and its expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon the Borrower Collateral and the Lenders’ Liens thereon, all as fully and effectively as it might do. Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor, and Grantor has caused its seal to be affixed pursuant to the authority of its board of directors this      day of [            ], 20[    ].

Grantor
ATTEST:

By:	(SEAL)
Title:
[Notarization in appropriate form for the state of execution is required.]

Exhibit 9.03-2

Exhibit 12.02(b) to Funding Agreement

FORM OF ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) is made as of                                 ,              by and between                                  (“Assignor Lender”) and                              (“Assignee Lender”) and acknowledged and consented to by BANK OF AMERICA, N.A., as administrative agent (“Administrative Agent”). All capitalized terms used in this Agreement and not otherwise defined herein will have the respective meanings set forth in the Funding Agreement as hereinafter defined.

RECITALS:

WHEREAS, SIT Funding Corporation, a Delaware corporation (the “Borrower”), the financial institutions signatory thereto from time to time as lenders (the “Lenders”), the other parties thereto, and the Administrative Agent have entered into that certain Third Amended and Restated Receivables Funding and Administration Agreement dated as of January 23, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Funding Agreement”) pursuant to which the Lenders (including the Assignor Lender) have agreed to make certain Advances to Borrower;

WHEREAS, Assignor Lender desires to assign to Assignee Lender [all/a portion] of its interest in the Advances (as described below) and the Borrower Collateral and to delegate to Assignee Lender [all/a portion] of its Commitment and other duties with respect to such Advances and Borrower Collateral;

WHEREAS, Assignee Lender desires to become a Lender under the Funding Agreement and to accept such assignment and delegation from Assignor Lender; and

WHEREAS, Assignee Lender desires to appoint the Administrative Agent to serve as agent for Assignee Lender under the Funding Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions, and covenants herein contained, Assignor Lender and Assignee Lender agree as follows:

1. ASSIGNMENT, DELEGATION, AND ACCEPTANCE

1.1 Assignment. Assignor Lender hereby transfers and assigns to Assignee Lender, without recourse and without representations or warranties of any kind (except as set forth in Section 3.2 below), [all/such percentage] of Assignor Lender’s right, title, and interest in the Advances, Related Documents and Borrower Collateral as will result in Assignee Lender having as of the Effective Date (as hereinafter defined) a Pro Rata Share thereof, as follows:

Assignee Lender’s Loans	Principal Amount	Pro Rata Share
Advances	$		%

1.2 Delegation. Assignor Lender hereby irrevocably assigns and delegates to Assignee Lender [all/a portion] of its Commitments and its other duties and obligations as a Lender under the Related Documents equivalent to [100%/        %] of Assignor Lender’s Commitment (such percentage representing a commitment of $            ).

1.3 Acceptance by Assignee Lender. By its execution of this Agreement, Assignee Lender irrevocably purchases, assumes and accepts such assignment and delegation and agrees to be a Lender with respect to the delegated interest under the Related Documents and to be bound by the terms and conditions thereof. By its execution of this Agreement, Assignor Lender agrees, to the extent provided herein, to relinquish its rights and be released from its obligations and duties under the Funding Agreement.

1.4 Effective Date. Such assignment and delegation by Assignor Lender and acceptance by Assignee Lender will be effective and Assignee Lender will become a Lender under the Related Documents as of the date of this Agreement (“Effective Date”) and upon payment of the Assigned Amount and the Assignment Fee (as each term is defined below).

2. INITIAL PAYMENT AND DELIVERY OF NOTES

2.1 Payment of the Assigned Amount. Assignee Lender will pay to Assignor Lender, in immediately available funds, not later than 12:00 noon (New York City time) on the Effective Date, an amount equal to its Pro Rata Share of the then outstanding principal amount of the Advances as set forth above in Section 1.1 together with accrued interest, fees and other amounts as set forth on Schedule 2.1 (the “Assigned Amount”).

2.2 Payment of Assignment Fee. [Assignor Lender] [Assignee Lender] will pay to the Administrative Agent, for its own account in immediately available funds, not later than 12:00 noon (New York City time) on the Effective Date, an assignment fee in the amount of $3,500 (the “Assignment Fee”) as required pursuant to Section 12.02(b) of the Funding Agreement.

2.3 Execution and Delivery of Notes. Following payment of the Assigned Amount and the Assignment Fee, Assignor Lender will deliver to the Administrative Agent the Revolving Notes previously delivered to Assignor Lender for redelivery to Borrower and the Administrative Agent will obtain from Borrower for delivery to [Assignor Lender and] Assignee Lender, new executed Revolving Notes evidencing Assignee Lender’s [and Assignor Lender’s respective] Pro Rata Share[s] in the Advances after giving effect to the assignment described in Section 1. Each new Revolving Note will be issued in the aggregate maximum principal amount of the Commitment of [the Assignee Lender] [and the Assignor Lender].

3. REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Assignee Lender’s Representations, Warranties and Covenants. Assignee Lender hereby represents, warrants, and covenants the following to Assignor Lender and the Administrative Agent:

(a) This Agreement is a legal, valid, and binding agreement of Assignee Lender, enforceable according to its terms;

Exhibit 12.02(b)-2

(b) The execution and performance by Assignee Lender of its duties and obligations under this Agreement and the Related Documents will not require any registration with, notice to, or consent or approval by any Governmental Authority;

(c) Assignee Lender is familiar with transactions of the kind and scope reflected in the Related Documents and in this Agreement;

(d) Assignee Lender has made its own independent investigation and appraisal of the financial condition and affairs of the Borrower and its Affiliates, has conducted its own evaluation of the Advances, the Related Documents and the Borrower’s and its Affiliates’ creditworthiness, has made its decision to become a Lender to Borrower under the Funding Agreement independently and without reliance upon Assignor Lender, any other Lender or the Administrative Agent, and will continue to do so;

(e) Assignee Lender is entering into this Agreement in the ordinary course of its business, and is acquiring its interest in the Advances for its own account and not with a view to or for sale in connection with any subsequent distribution; provided that at all times the distribution of Assignee Lender’s property shall, subject to the terms of the Funding Agreement, be and remain within its control; and

(f) As of the Effective Date, Assignee Lender is entitled to receive payments of principal and interest under the Funding Agreement without deduction for or on account of any taxes imposed by the United States of America or any political subdivision thereof, after giving effect to this assignment Borrower will not have any increased obligations under Sections 2.08(g), 2.09, or 12.04(b) of the Funding Agreement by virtue of such assignment, and Assignee Lender will indemnify the Administrative Agent from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, or expenses that are not paid by the Borrower pursuant to the terms of the Funding Agreement.

3.2 Assignor Lender’s Representations, Warranties and Covenants. Assignor Lender hereby represents, warrants and covenants the following to Assignee Lender:

(a) Assignor Lender is the legal and beneficial owner of the Assigned Amount;

(b) This Agreement is a legal, valid and binding agreement of Assignor Lender, enforceable according to its terms;

(c) The execution and performance by Assignor Lender of its duties and obligations under this Agreement will not require any registration with, notice to or consent or approval by any Governmental. Authority;

(d) Assignor Lender has full power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill the obligations hereunder and to consummate the transactions contemplated hereby; and

(e) Assignor Lender is the legal and beneficial owner of the interests being assigned hereby, free and clear of any adverse claim, lien, encumbrance, security interest, restriction on transfer, purchase option, call or similar right of a third party.

Exhibit 12.02(b)-3

4. LIMITATIONS OF LIABILITY

Neither Assignor Lender (except as provided in Section 3.2) nor the Administrative Agent makes any representations or warranties of any kind, nor assumes any responsibility or liability whatsoever, with regard to (a) the Related Documents or any other document or instrument furnished pursuant thereto or the Advances, or other Borrower Obligations, (b) the creation, validity, genuineness, enforceability, sufficiency, value or collectibility of any of them, (c) the amount, value or existence of the Borrower Collateral, (d) the perfection or priority of any Lien upon the Borrower Collateral, or (e) the financial condition of Borrower or any of its Affiliates or other obligor or the performance or observance by Borrower or any of its Affiliates of its obligations under any of the Related Documents. Neither Assignor Lender nor the Administrative Agent has or will have any duty, either initially or on a continuing basis, to make any investigation, evaluation, appraisal of, or any responsibility or liability with respect to the accuracy or completeness of, any information provided to Assignee Lender which has been provided to Assignor Lender or the Administrative Agent by Borrower or any of its Affiliates. Nothing in this Agreement or in the Related Documents shall impose upon the Assignor Lender or the Administrative Agent any fiduciary relationship in respect of the Assignee Lender.

5. FAILURE TO ENFORCE

No failure or delay on the part of the Administrative Agent or Assignor Lender in the exercise of any power, right, or privilege hereunder or under any Related Document will impair such power, right, or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right, or privilege will preclude further exercise thereof or of any other right, power, or privilege. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

6. NOTICES

Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given will be in writing and addressed to the respective party as set forth below its signature hereunder, or to such other address as the party may designate in writing to the other.

7. AMENDMENTS AND WAIVERS

No amendment, modification, termination, or waiver of any provision of this Agreement will be effective without the written concurrence of Assignor Lender, the Administrative Agent and Assignee Lender.

8. SEVERABILITY

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event any provision of this Agreement is or is held to be invalid, illegal, or unenforceable under applicable law, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability, without invalidating the

Exhibit 12.02(b)-4

remainder of such provision or the remaining provisions of the Agreement. In addition, in the event any provision of or obligation under this Agreement is or is held to be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations in any other jurisdictions will not in any way be affected or impaired thereby.

9. SECTION TITLES

Section and Subsection titles in this Agreement are included for convenience of reference only, do not constitute a part of this Agreement for any other purpose, and have no substantive effect.

10. SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11. APPLICABLE LAW

THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

12. COUNTERPARTS

This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, will be deemed an original and all of which shall together constitute one and the same instrument.

*        *        *

Exhibit 12.02(b)-5

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

Assignee Lender	Assignor Lender

By:	By:
Name:	Name:
Title:	Title:

Notice Address	Notice Address

Account Information	Account Information

Acknowledged and Consented to:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][3]
SIT FUNDING CORPORATION, as Borrower

By:
Name:
Title:

[3]	If required pursuant to Section 12.02.

Exhibit 12.02(b)-6

SCHEDULE 2.1

Assignor Lender’s Loans

Principal Amount

Advances	$

Accrued Interest	$

Unused Line Fee	$

Other + or -	$

Total	$

All determined as of the Effective Date

Exhibit A to Funding Agreement

CREDIT AND COLLECTION POLICY

ANNEX 5.02(a)

to

FUNDING AGREEMENT

REPORTING REQUIREMENTS OF THE BORROWER

The Borrower shall furnish, or cause to be furnished, to each Managing Agent and the Administrative Agent:

(a) Reporting. (i) Monthly Report. As soon as available, and in any event no later than 5:00 p.m. (New York time) on the sixth day of each calendar month, a monthly report (a “Monthly Report”) in the form attached hereto prepared as of the last day of the previous calendar month, certified by an officer of the Servicer. It is hereby understood and agreed that the Borrower shall be required to deliver a Monthly Report pursuant to the terms of this subsection (a)(i) notwithstanding that the Borrower may also be required to deliver Weekly Reports or Daily Reports as hereinafter described.

(ii) Weekly Report. No later than 5:00 p.m. (New York time) on each Tuesday, a report (a “Weekly Report”) in the form attached hereto, prepared as of the last day of the immediately preceding week.

(iii) Daily Report. If a Termination Event has occurred or as otherwise determined necessary by the Administrative Agent, no later than 5:00 p.m. (New York time) on the Business Day immediately following the date on which the daily reporting obligation arose, a daily report (a “Daily Report”) in the form attached hereto, prepared as of the close of business on the immediately preceding Business Day. The Borrower shall be required to deliver a Daily Report by no later than 5:00 p.m. (New York time) on each Business Day thereafter (each Daily Report relating to the immediately preceding Business Day) unless and until such Termination Event is no longer outstanding, in which case the Borrower shall be required to deliver the Weekly Reports during the following calendar month.

(b) Annual Audited Financials. As soon as available, and in any event within ninety (90) days after the end of each fiscal year, a copy of (1) the audited consolidated financial statements for such year for each of the Borrower and the Parent and its Subsidiaries, certified, as to the audited financial statements, without qualification in a manner satisfactory to the Administrative Agent by any of (i) Deloitte & Touche USA LLP, (ii) Ernst & Young LLP, (iii) KPMG LLP, or (iv) PricewaterhouseCoopers LLP (or any of their respective successors) or other nationally recognized independent public accountants acceptable to the Administrative Agent, with such financial statements being prepared in accordance with GAAP applied consistently throughout the period involved (except as approved by such accountants and disclosed therein) and (2) the unaudited consolidating financial statements for the Parent and its Subsidiaries.

(c) Quarterly Financials. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter (other than the last quarter of such fiscal year), financial information regarding the Parent and its Subsidiaries, certified by the Chief Financial Officer of the Parent, consisting of consolidated unaudited balance sheets as of the close of such fiscal quarter and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. Such financial information shall be accompanied by the certification of the Chief Financial Officer of the Parent that (A) such financial information presents fairly in accordance with GAAP the financial position and results of operations of the Parent and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such quarter and for the period then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Incipient Termination Event or Termination Event in existence as of such time or, if an Incipient Termination Event or Termination Event shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Incipient Termination Event or Termination Event. In addition, the Borrower shall furnish, or cause to be furnished, to the Administrative Agent and the Managing Agents, within forty-five (45) days after the end of each fiscal quarter, (1) a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each financial test described in Annex Z of the Sale Agreement and (2) a management discussion and analysis that includes a comparison of performance for the fiscal year to date as of the end of that fiscal quarter to the corresponding period in the prior year, as set forth in the quarterly filings made by the Parent with the Securities and Exchange Commission.

(d) Intentionally Omitted.

(e) Operating Plan. As soon as available, but not later than 45 days after the end of each fiscal year, an annual operating plan for such fiscal year for the Parent, which will (i) include a statement of the material assumptions on which such plan is based, (ii) include quarterly balance sheets and quarterly projections for such year and (iii) integrate sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Base projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, capital expenditures and facilities.

(f) Management Letters. Within 10 Business Days after receipt thereof by the Borrower, copies of all management letters, exception reports or similar letters or reports received by the Borrower from its independent certified public accountants.

(g) Default Notices. As soon as practicable, and in any event within five Business Days after an Authorized Officer of the Borrower has actual knowledge of the existence thereof, telephonic or telecopied notice of each of the following events, in each case specifying the nature and anticipated effect thereof and what action, if any, the Borrower proposes to take with respect thereto, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day:

(i) any Incipient Termination Event or Termination Event;

(ii) any Adverse Claim made or asserted against any of the Borrower Collateral of which it becomes aware;

Annex 5.02(a)-2

(iii) the occurrence of any event that would have a material adverse effect on the aggregate value of the Borrower Collateral or on the assignments and Liens granted by the Borrower pursuant to the Funding Agreement;

(iv) the occurrence of any event of the type described in Sections 4.02(h)(i), (ii) or (iii) of the Sale Agreement involving any Obligor obligated under Transferred Receivables with an aggregate Outstanding Balance at such time of $2,000,000 or more;

(v) the commencement of a case or proceeding by or against the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor seeking a decree or order in respect of the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor (A) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor or for any substantial part of its respective assets, or (C) ordering the winding up or liquidation of the affairs of the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor;

(vi) the receipt of notice that (A) the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor is being placed under regulatory supervision, (B) any material license, permit, charter, registration or approval necessary for the conduct of the business of the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor is to be, or may be, suspended or revoked, or (C) the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor is to cease and desist any practice, procedure or policy employed by it in the conduct of its business if such cessation could reasonably be expected to have a Material Adverse Effect; or

(vii) any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(h) SEC Filings and Press Releases. Promptly upon their becoming available, copies of any final registration statements and the regular, periodic and special reports, if any, which the Parent shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange and copies of all management letters delivered to the Parent or any of its Subsidiaries by its accountants.

(i) ERISA Notices. Immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to a Pension Plan if such failure is sufficient to give rise to a lien under section 303(k) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the Borrower or any ERISA Affiliate incurring any material liability, fine or penalty, notice thereof an copies of all documentation relating thereto.

Annex 5.02(a)-3

(j) Litigation. Promptly upon learning thereof, written notice of any Litigation affecting the Borrower, the Transferred Receivables or the Borrower Collateral, whether or not fully covered by insurance, and regardless of the subject matter thereof that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries (in their capacity as a fiduciary of any such Plan) or its assets or against the Borrower or any ERISA Affiliate of the Borrower in connection with any Plan, (iv) alleges criminal misconduct by the Borrower or (v) would, if determined adversely, have a Material Adverse Effect.

(k) Other Documents. Such other financial and other information respecting the Transferred Receivables, the Contracts therefor or the condition or operations, financial or otherwise, of the Borrower, any Originator, the Parent or any of its other Subsidiaries as any Lender or Administrative Agent shall, from time to time, reasonably request.

(l) Miscellaneous Certifications. As soon as available, and in any event within 90 days after the end of each fiscal year, (i) a Bringdown Certificate in the form attached hereto, (ii) a Servicer’s Certificate in the form attached hereto, and (iii) if requested, an opinion or opinions of counsel, in form and substance reasonably satisfactory to the Lenders and the Administrative Agent, reaffirming as of the date of such opinion the opinions of counsel with respect to the Borrower and the Originators delivered to the Lenders and the Administrative Agent on the Closing Date.

Annex 5.02(a)-4

Form of Monthly Report

Annex 5.02(a)-5

Form of Weekly Report

Annex 5.02(a)-6

Form of Daily Report

Annex 5.02(a)-7

ANNEX W

ADMINISTRATIVE AGENT’S ACCOUNT/

LENDERS’ ACCOUNTS

ADMINISTRATIVE AGENT’S ACCOUNT FOR SWING LINE ADVANCES

SMBC LENDER GROUP’S ACCOUNT

BANK OF AMERICA LENDER GROUP’S ACCOUNT

ANNEX X

DEFINITIONS

ANNEX Y

SCHEDULE OF DOCUMENTS

Annex Z to Funding Agreement

FORM OF SPECIAL OBLIGOR APPROVAL NOTICE

Bank of America, N.A.

[Address]

[Insert Date]

[Address]

SIT FUNDING CORPORATION

[Address]

Re:	Approval of Special Obligor

Ladies and Gentlemen:

Reference is made to the Third Amended and Restated Receivables Funding and Administration Agreement, dated as of January 23, 2009, as amended (the “Funding Agreement”), by and among SIT Funding Corporation, the financial institutions party thereto as lenders (the “Lenders”) and Bank of America, N.A., as a lender and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

The Administrative Agent on behalf of the Requisite Lenders hereby notifies the Lenders of the approval of [name of party] as a Special Obligor (the “Special Obligor”). It is understood and agreed that the Administrative Agent may, if requested in writing by any Lender, revoke such approval at any time upon two (2) Business Days’ prior written notice to SIT Funding Corporation.

Very truly yours,

BANK OF AMERICA, N.A., as Administrative Agent and as a Managing Agent

By:
Name:
Title:	Duly Authorized Signatory

Consented to and Acknowledged by: SUMITOMO MITSUI BANKING CORPORATION, as a Managing Agent

By:
Name:
Title: